Exhibit 10.1

PURCHASE AND SALE AGREEMENT

among

ALTA MESA EAGLE, LLC

as Seller

and

ReOil Eagle I, LLC

as Buyer

Dated

December 5, 2014

ARTICLE V BUYER’S REPRESENTATIONS AND WARRANTIES		22
5.1	Organization, Existence	22
5.2.	Authorization	23
5.3	No Conflicts	23
5.4	Consents	23
5.5	Bankruptcy	23
5.6	Litigation	23
5.7	Financing	23
5.8	Independent Evaluation	23
5.9	Brokers’ Fees	24
5.10	NORM, Wastes, and Other Substances	24
5.11	SEC Compliance	24
5.12	Qualified Owner	24

ARTICLE VI COVENANTS		24
6.1	Conduct of Business	24
6.2	Bonds, Letters of Credit and Guarantees	25
6.3	Cooperation	25
6.4	Plugging, Abandonment, Decommissioning, and Other Costs	25
6.5	Record Retention	26
6.6	Special Warranty of Title	26
6.7	Suspended Funds	26

ARTICLE VII BUYER’S CONDITIONS TO CLOSING		26
7.1	Representations	27
7.2	Performance	27
7.3	Preference Rights	27
7.4	No Legal Proceedings	27
7.5	Title Defects, Environmental Defects and Casualty Losses	27
7.6	Releases of Encumbrances	27

ARTICLE VIII SELLER’S CONDITIONS TO CLOSING		27
8.1	Representations	27
8.2	Performance	27
8.3	No Legal Proceedings	27
8.4	Seller’s Board Approval	28
8.5	Title Defects, Environmental Defects and Casualty Losses	28

ARTICLE IX CLOSING		28
9.1	Date of Closing	28
9.2	Place of Closing	28
9.3	Closing Obligations	28
9.4	Records	29

ARTICLE X ACCESS/DISCLAIMERS		29
10.1	Access	29

10.2	Confidentially	29
10.3	Disclaimers	30

ARTICLE XI TITLE MATTERS; ENVIRONMENTAL MATTERS; CASUALTIES; TRANSFER RESTRICTIONS		31
11.1	Title Matters	31
11.2	Environmental Matters	35
11.3	Arbitration	38
11.4	Casualty or Condemnation Loss	39
11.5	Preferential Purchase Rights and Consents to Assign	40

ARTICLE XII ASSUMPTION; INDEMNIFICATION; SURVIVAL		41
12.1	Assumption of Obligations by Buyer	41
12.2	Retention of Obligations by Seller	42
12.3	Indemnities of Seller	42
12.4	Indemnities of Buyer	42
12.5	Express Negligence	43
12.6	Indemnification Procedures	43
12.7	Survival	45
12.8	Non-Compensatory Damages	45
12.9	Disclaimer of Application of Anti-Indemnity Statues	46

ARTICLE XIII TERMINATION, DEFAULT AND REMEDIES		46
13.1	Right of Termination	46
13.2	Effect of Termination; Deposit	46

ARTICLE XIV CONTINGENT PURCHASE		47
14.1	Contingent Purchase	47
14.2	Contingent Parameters	48
14.3	Collateral Support	48

ARTICLE XV PARTICIPATION AND EXPLORATION AGREEMENT		49
15.1	Assumption of Participation and Exploration Agreement	49

ARTICLE XVI MISCELLANEOUS		50
16.1	Exhibits and Schedules	50
16.2	Expenses and Taxes	50
16.3	Assignment	51
16.4	Joint and Several Liability	51
16.5	Preparation of Agreement	51
16.6	Publicity	51
16.7	Notices	51
16.8	Removal of Name	52
16.9	Further Cooperation	52
16.10	Filings, Notices and Certain Governmental Approvals	52
16.11	Entire Agreement; Conflicts	53

16.12	Parties in Interest	53
16.13	Amendment	53
16.14	Waiver; Rights Cumulative	53
16.15	Governing Law; Jurisdiction, Venue; Jury Waiver	54
16.16	Severability	54
16.17	Counterparts	54
16.18	Closing Over Breaches or Unsatisfied Conditions	54
16.19	Option to Make “Like Kind” Exchange	55
16.20	Exclusivity	55

EXHIBITS AND SCHEDULES

Exhibits
Exhibit A-Part I	Leases
Exhibit A-Part II	Wells (WI/NRI)
Exhibit A-Part III	Applicable Contracts
Exhibit A-Part IV	Encumbrances, Rights-of-Way, Surface Contracts
Exhibit B	Excluded Assets
Exhibit C	Form of Assignment and Bill of Sale
Exhibit D	Contingent Parameter-Upper Eagleford
Exhibit E	Form of Letter-in-Lieu
Exhibit F	Certificate of Non-Foreign Status

Schedules
Schedule 3.3	Oil and Gas Imbalances
Schedule 3.8	Allocated Values
Schedule 4.4	Consents
Schedule 4.5	Litigations
Schedule 4.6	Violation of Laws
Schedule 4.7	Preferential Rights
Schedule 4.9	Environmental
Schedule 4.10	Production Taxes
Schedule 4.15	Authorization for Expenditures
Schedule 4.18	Hydrocarbon Sale Contracts
Schedule 6.1	Conduct of Business

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”) dated the 5th day of December, 2014 is between Alta Mesa Eagle, LLC, a Texas limited liability company, with offices at 15021 Katy Freeway, Suite 400, Houston, Texas 77094 (the “Seller”) and ReOil Eagle I, LLC, a Delaware limited liability company, with offices at 1600 Broadway, Ste 1300, Denver, CO 80202 (the  “Buyer”),  with ReOil, LLC, a Delaware limited liability company, with offices at 1600 Broadway, Ste 1300, Denver, CO 80202 (“ReOil”) joining this Agreement solely to acknowledge and agree to the terms of Section 16.4.  Either Seller or Buyer, as the case may be, is hereinafter referred to as “Party” or collectively as “Parties”.

Recitals:

WHEREAS,  Seller desires to sell and convey, and Buyer desires to purchase and pay for all of the Seller’s right, title and interest in and to the Assets (as hereinafter defined) effective as of the Initial Valuation Date (as hereinafter defined).

 WHEREAS,  ReOil will directly or indirectly benefit from the transactions hereunder.

NOW, THEREFORE, for and in consideration of the mutual promises contained herein, the benefits to be derived by each party hereunder, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, ReOil agrees to the terms of Section 16.4 and Seller and Buyer agree as follows:

ARTICLE I
DEFINITIONS AND INTERPRETATION

1.1Defined Terms.    In addition to the terms defined in the introductory paragraph and elsewhere in this Agreement, for purposes hereof, the following expressions and terms shall have the meanings set forth in this Article I, unless the context otherwise requires:

“AAA” shall have the meaning set forth in Section 11.3(b).

“AAA Commercial Rules” shall have the meaning set forth in Section 11.3(b).

“Accounting Arbitrator” shall have the meaning set forth in Section 3.7.

 “Adjusted Purchase Price” shall have the meaning set forth in Section 3.3.

“Affiliate” shall mean any Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with, another Person.  The term “control” and its derivatives with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Defect Amount”  shall mean, at any time in question, ten percent (10%) of the Purchase Price.

“Agreement” shall have the meaning set forth in the first paragraph herein.

“Allocated Value,” with respect to any Asset, shall mean the amount set forth on Schedule 3.8 for such Asset.

“Applicable Contracts” shall mean all Contracts set forth on Exhibit A – Part III by which the Properties and other Assets are bound or that primarily relate to the Properties or other Assets and (in each case) that will be binding on the Assets or Buyer after the Closing.

“Arbitral Tribunal” shall have the meaning set forth in Section11.3(b).

“Assets” shall have the meaning set forth in Section 2.1.

“Assignment” shall mean the Assignment and Bill of Sale, substantially in the form attached as Exhibit C.

“Assumed Obligations” shall have the meaning set forth in Section 12.1.

“Business” shall mean all of the business conducted by Seller with respect to the Assets.

“Business Day” shall mean each calendar day except Saturdays,  Sundays and United States federal holidays.

“Buyer” shall have the meaning set forth in the first paragraph of this Agreement.

“Buyer Indemnified Parties” shall have the meaning set forth in Section 12.3.

 “Buyer’s Environmental Consultant” shall have the meaning set forth in Section 11.2(a)(i).

“Buyer’s Environmental Review” shall have the meaning set forth in Section 11.2(a)(i).

“Buyer’s Representatives” shall have the meaning set forth in Section 10.1.

“Certificate of Non-Foreign Status” means a certificate in the form of Exhibit F.

“Claim” shall have the meaning set forth in Section 12.6(c).

“Claim Notice” shall have the meaning set forth in Section12.6(c).

“Closing” shall have the meaning set forth in Section 9.1.

 “Closing Date” shall have the meaning set forth in Section 9.1.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” shall mean that certain Confidentiality Agreement between Seller and Buyer dated September 9, 2014.

“Contingent Consideration-NYMEX Strip Price” shall have the meaning set forth in Section 3.1.

“Contingent Consideration-Upper Eagleford” shall have the meaning set forth in Section 3.1.

 “Contingent Parameter-NYMEX Strip Price” shall have the meaning set forth in Section14.2(b).

“Contingent Parameter-Upper Eagleford” shall have the meaning set forth in Section 14.2(a)

 “Contingent NYMEX Strip Price Transaction Term” shall have the meaning set forth in Section 14.2(b).

“Contingent Upper Eagleford Transaction Term” shall have the meaning set forth in Section 14.1(a).

“Contract” shall mean any written contract, agreement, lease, license or other legally binding arrangement of Seller insofar only as same relates or pertains to the Assets, excluding, however, any Lease, easement, right-of-way, permit or other instrument creating or evidencing an interest in the Assets or a real property related to or used in connection with the operations of any Assets.

“Customary Post-Closing Consents” shall mean the consents and approvals for the assignment of the Assets to Buyer that are customarily, and legally permitted to be, obtained after the assignment of properties similar to the Assets.

“Defect Deductible”  shall mean, at any time in question, two percent (2.0%) of the Initial Consideration Payment.

“Defect Threshold”  shall mean, at any time in question, $100,000.

“Defensible Title” shall mean such title of Seller with respect to the Leases that:

(i)with respect to each Well or Lease (or the specified zone(s) therein) shown in Exhibit A – Part II, entitles Seller to receive the Net Revenue Interest shown in E Exhibit A – Part II for such Well or the net mineral acres for such Lease (or the specified zone(s) therein) throughout the duration of the productive life of such Well or Lease (or the specified zone(s) therein), except for (A) decreases resulting from the establishment or amendment of pools or units, (B) decreases required to allow other Working Interest owners to make up past underproduction or pipelines to make up past under deliveries (which are covered in Section 3.3), and (C) as otherwise stated in Exhibit A – Part II;

(ii)with respect to each Well or Lease (or the specified zone(s) therein) shown in Exhibit A – Part II, obligates Seller to bear the Working Interest shown in Exhibit A – Part II for such Well or Lease (or the specified zone(s) therein) not greater than the Working Interest shown in Exhibit A – Part II for such Well or Lease (or the specified zone(s) therein) without increase throughout the productive life of such Well or Lease (or the specified zone(s) therein), except (A) increases resulting from contribution requirements with respect to defaulting co-owners under applicable operating agreements or applicable Law, (B) increases to the extent that they are accompanied by a proportionate increase in Seller’s  Net Revenue Interest and (C) as otherwise stated in Exhibit A – Part II; and

(iii)is free and clear of all Encumbrances, other than Permitted Encumbrances.

“Deposit”  and “Deposit Date” shall have the meaning set forth in Section 3.2.

“Dispute Notice” shall have the meaning set forth in Section 3.6.

“Electing Party”  shall have the meaning set forth in Section 16.19.

“Encumbrance” shall mean any lien, security interest, pledge, charge, encumbrance or other defect.

“Environmental Defect” shall mean, with respect to any of the Properties or Seller’s ownership or operations thereof, any condition that would constitute a violation or non-compliance with any Environmental Law in effect as of the date of this Agreement in the jurisdiction in which such Property is located.

“Environmental Defect Value” shall mean, with respect to any Environmental Defect, the value, as of the Closing Date, of the estimated costs and expenses to correct such Environmental Defect in the most cost-effective manner reasonably available, consistent with Environmental Laws, taking into account that non-permanent remedies (such as improving disclosures, filing of permits, requesting allowances, mechanisms to contain or stabilize hazardous materials, including monitoring site conditions, natural attenuation, risk-based corrective action, institutional controls or other appropriate restrictions on the use of property, caps, dikes, encapsulation, leachate collection systems, etc.) may be the most cost-effective manner reasonably available.

“Environmental Information” shall have the meaning set forth in Section 11.2(a)(ii).

“Environmental Laws” shall mean all applicable Laws in effect as of the date of this Agreement relating to the protection of the environment, including, without limitation, those laws relating to the storage, handling, generation, processing, treatment, transportation, disposal or other management of Hazardous Substances.

“Escrow Account” means an escrow account covered by the Escrow Agreement.

“Escrow Agent” means escrow agent as agreed between the Parties.

“Escrow Agreement” means an Escrow Agreement provided by the Escrow Agent that is mutually agreed upon by the Parties.

“Examination Period” shall have the meaning set forth in Section 10.1.

“Excluded Assets” shall mean the following:

(i) all claims and causes of action of Seller arising from acts, omissions or events occurring prior to the Initial Valuation Date;

(ii) Subject to Section 11.4 of this Agreement, all rights and interests of Seller (a) under any policy or agreement of insurance or indemnity, (b) under any bond, or (c) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events, or damage to or destruction of property, occurring prior to the Initial Valuation Date;

(iii) fifty percent (50%) of Seller’s rights and obligations in and under the Area of Mutual Interest set forth under Section 4.1 of the Participation and Exploration Agreement;

(iv) all vehicles, transportation equipment, computer equipment, tools, store stock, inventory, spare parts, and equipment related thereto (except for equipment used by Seller in the operation of the Assets), including without limitation such assets identified on Exhibit B;

(v) all Hydrocarbons produced from or attributable to the Leases with respect to all periods prior to the Initial Valuation Date, together with all proceeds from the sale of such Hydrocarbons;

(vi) all claims of Seller for refunds of or loss carry forwards with respect to any taxes and refunds for amounts paid in connection with the Assets attributable to any period prior to the Initial Valuation Date;

(vii) all amounts due or payable to the Seller as adjustments to insurance premiums related to the Assets with respect to any period prior to the Initial Valuation Date;
(viii) all proceeds, income or revenues (and any security or other deposits made) attributable to the Assets for any period prior to the Initial Valuation Date;

(ix) all (a) seismic, geological, geochemical or geophysical data (including cores and other physical samples of materials from wells or tests) licensed from Third Parties relating to the Properties that cannot be transferred without additional consideration to such Third Parties (excluding such licensed data in the event Buyer agrees to pay such additional consideration), and (b) interpretations of seismic, geological, geochemical or geophysical data licensed from Third Parties that cannot be transferred without additional consideration to such Third Parties (excluding such licensed data in the event Buyer agrees to pay such additional consideration);

(x) all data and other information that cannot be disclosed or assigned to Buyer as a result of privilege or confidentiality or similar arrangements under agreements with persons unaffiliated with Seller;

(xi) all audit rights arising under any of the Contracts with respect to any period prior to the Initial Valuation Date;
(xii) all hedge obligations and hedge contracts;
(xiii) all valuations, bidder lists, information and communications with marketing advisors developed or prepared in connection with marketing the Assets;
(xiv) all rights of any refunds of taxes with respect to any period prior to the Initial Valuation Date; and

(xv) all corporate, financial, income and franchise tax and litigation records that relate to Seller’s  Business generally, materials, analyses and information developed or prepared in connection with marketing the Assets, including valuations, bidder lists, bids and all correspondence and agreements related to any Third Party offers for the Assets and correspondence between Seller and its advisors with respect to Buyer’s offer and communications, and all books and records related to the Excluded Assets and copies of the Records retained by Seller.

“Final Price” shall have the meaning set forth in Section 3.6.

 “Final Settlement Date” shall mean the date on which the Final Settlement Statement becomes effective in accordance with Section 3.6

“Final Settlement Statement” shall have the meaning set forth in Section 3.6.

“GAAP” shall mean United States generally accepted accounting principles, consistently applied.

 “Governmental Authority” shall mean any federal, state, local, municipal or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power; and any court or governmental tribunal having or asserting jurisdiction.

“Hard Consent” shall have the meaning set forth in Section 11.5(d) and are listed in Schedule 4.4.

“Hazardous Substances” shall mean any substance defined or regulated as a “hazardous substance” or “hazardous waste” under any Environmental Laws.

“Hydrocarbons” shall mean oil and gas and other hydrocarbons produced or processed in association therewith.

“Imbalance” shall mean (i) any imbalance at the wellhead between the amount of Hydrocarbons sold from a Well and allocable to the interests of Seller therein and the production from the relevant Well to which Seller is entitled and (ii) any marketing imbalance between the quantity of Hydrocarbons required to be delivered by Seller under any Contract relating to the purchase and sale, gathering, transportation, storage, processing or marketing of Hydrocarbons and the quantity of Hydrocarbons actually delivered by Seller pursuant to the relevant Contract, together with any appurtenant rights and obligations concerning future in-kind and/or cash balancing at the wellhead and production balancing at the delivery point into the relevant sale, gathering, transportation, storage or processing facility.    Imbalances shall include, but not be limited to field imbalances, pipeline imbalances and/or processing facility imbalances.

“Indemnification Cap” shall have the meaning set forth in Section 12.6(a).

“Indemnification Threshold” shall have the meaning set forth in Section 12.6(a).

“Indemnified Party” shall have the meaning set forth in Section 12.6(b).

“Indemnifying Party” shall have the meaning set forth in Section    12.6(b).

“Interim Period” shall mean that period of time commencing with the Initial Valuation Date and ending at 7:00 a.m., Central Time, on the Closing Date.

“Intermediary”  shall have the meaning set forth in Section 16.19.

 “Initial Consideration Payment”  shall have the meaning set forth in Section 3.1.

“Initial Valuation Date” shall mean 7:00 a.m. Central Time, on September 1, 2014.

“Knowledge” shall mean, with respect to Seller and Buyer, information actually known (without investigation) by the applicable Party.

“Lands” shall have the meaning set forth in Section 2.1(a).

“Law” shall mean any applicable statute, law, rule, regulation, ordinance, order, code, ruling, writ, injunction, or decree of or by any Governmental Authority.

“Leases” shall have the meaning set forth in Section 2.1(a).

“Letter of Credit” means an irrevocable, transferable, standby letter(s) of credit.

“Liabilities” shall mean any and all claims, causes of actions, payments, charges, judgments, assessments, liabilities, losses, damages, penalties, fines or costs and expenses,  including any attorneys’ fees, legal or other expenses incurred in connection therewith and including liabilities, costs, losses and damages for personal injury or death or property damage.

“Material Adverse Effect” shall mean a material adverse effect on the ownership, operations or value of the Assets, taken as a whole and as currently operated as of the date of this Agreement, or a material adverse effect on the ability of Seller to consummate the transactions contemplated by this Agreement;  provided, however, that none of the following shall constitute a Material Adverse Effect:  (i) any effect resulting from entering into or taking any actions required by this Agreement or the announcement of the transactions contemplated by this Agreement; (ii) any effect resulting from changes in general market, economic, financial or political conditions in the area in which the Assets are located, the United States or worldwide; (iii) any disruptions of the capital markets, any acts of God, any outbreak of hostilities or war or any acts of terrorism; (iv) any effect resulting from a change in Laws from and after the date of this Agreement; (v) any reclassification or recalculation of reserves; (vi) any changes in the prices of Hydrocarbons or other changes affecting the oil and gas industry generally; (vii) any results of Seller’s drilling activities after the date of this Agreement or declines in well performance in the absence of gross negligence or willful misconduct on the part of Seller; (viii) any effect resulting from actions taken by Buyer or its Affiliates; and (ix) any effect resulting from a change in accounting requirements or principles imposed on Seller, the Business or the Assets by GAAP implemented after the date of this Agreement.

“Murphy” shall mean Murphy Exploration & Production Company-USA, a Delaware limited liability company.

“Net Revenue Interest,” with respect to any Well, shall mean the interest in and to all Hydrocarbons produced, saved and sold from or allocated to such Well, after giving effect to all royalties, overriding royalties, production payments, carried interests, net profits interests, reversionary interests and other burdens upon, measured by or payable out of production therefrom.

“NORM” shall mean naturally occurring radioactive material.

“Operating Expenses” shall mean all operating expenses (including without limiting the foregoing in any respect, rentals, costs of insurance and ad valorem, property, severance, production and similar taxes based upon or measured by the ownership or operation of the Assets or the production of Hydrocarbons therefrom, but excluding any other taxes) and capital expenditures incurred in the ownership and operation of the Assets and, where applicable, in accordance with any relevant operating or unit agreement and overhead costs charged to the Assets under any relevant operating agreement or unit agreement.    For purposes of certainty, Operating Expenses shall not include any income taxes or Texas franchise tax.

 “Outside Date” shall have the meaning set forth in Section 13.1(d).

“P&A Obligations” shall have the meaning set forth in Section 6.4.

 “Participation and Exploration Agreement” shall mean that certain Acreage Participation and Exploration Agreement by and between Murphy and Seller dated as of July 1, 2011, but effective April 3, 2009, as may be amended, modified or amended and restated from time to time.

“Permitted Encumbrances” shall mean:

(a) lessor’s royalties, non-participating royalties, overriding royalties, reversionary interests and similar burdens upon, measured by or payable out of production, held by Third Parties and in existence as of the Initial Valuation Date, that are of record if the net cumulative effect of such burdens does not operate to reduce the net mineral acres of Seller in the Lease or the Net Revenue Interest of Seller in any Well (or the specified zone(s) therein) to an amount less than the net mineral acres or Net

Revenue Interest set forth on Exhibit A – Part II for such Lease or Well (or the specified zone(s) therein) and do not obligate Seller to bear a Working Interest for such Lease or Well (or the specified zone(s) therein) in any amount greater than the Working Interest set forth on Exhibit A – Part II for such Lease or Well (or the specified zone(s) therein) (unless the Net Revenue Interest for such Asset is greater than the Net Revenue Interest set forth on Exhibit A – Part II in the same proportion as any increase in such Working Interest);

(b)preferential rights to purchase set forth on Schedule 4.7 or preferential rights to purchase or similar agreements which, if applicable, have been waived by the appropriate parties or for which the time period for asserting such rights has expired without the exercise of such rights and required Third Party consents to assignments and similar agreements to the extent such consents are obtained prior to Closing;

(c)liens for taxes or assessments not yet due or delinquent or, if delinquent, that are being contested in good faith by appropriate proceedings by or on behalf of Seller; provided that any such contested liens are shown on Schedule 4.5;

(d)Customary Post-Closing Consents;

(e)conventional rights of reassignment normally actuated by intent to abandon or release a lease and requiring notice to the holders of such rights;

(f)such defects of title as Buyer has waived expressly in writing;

(g)all applicable Laws and rights reserved to or vested in any Governmental Authority (i) to control or regulate any Asset in any manner; (ii) by the terms of any right, power, franchise, grant, license or permit or by any provision of Law, to terminate such right, power, franchise grant, license or permit or to purchase, condemn, expropriate or recapture or to designate a purchaser of any of the Assets; (iii) to use such property in a manner which does not materially impair the use of such property for the purposes for which it is currently owned and operated and (iv) to enforce any obligations or duties affecting the Assets to any Governmental Authority, with respect to any franchise, grant, license or permit, if the cumulative effect of such Laws and rights does not operate to reduce the Net Revenue Interest of Seller in any Well (or the specified zone(s) therein) to an amount less than the net acres or Net Revenue Interest set forth on Exhibit A – Part II for such Lease or Well (or the specified zone(s) therein) and do not obligate Seller to bear a Working Interest for such Lease or Well (or the specified zone(s) therein) in any amount greater than the Working Interest set forth on Exhibit A – Part II for such Lease or Well (or the specified zone(s) therein) (unless the Net Revenue Interest for such Asset is great than the Net Revenue Interest set forth on Exhibit A – Part II in the same proportion as any increase in such Working Interest);

(h)rights of a common owner of any interest in rights-of-way or easements currently held by Seller and such common owner as tenants in common or through common ownership;

(i)easements, conditions, covenants, restrictions, servitudes, permits, rights-of-way and other rights in the Assets for the purpose of pipelines, transportation lines, distribution lines and other like purposes or for the joint or common use of, rights-of-way, facilities and equipment which (i) do not, and will not, reduce Seller’s  net acres or Net Revenue Interest below that shown in Exhibit A – Part II, or increase Seller’s  Working Interest above that shown in Exhibit A – Part II without a corresponding increase in Net Revenue Interest or (ii) do not, and will not, materially impair the value of the Assets or the use of the Assets as currently owned and operated;

(j)vendors, carriers, warehousemen’s, repairmen’s, mechanics, workmen’s, materialmen’s, construction or other like liens arising by operation of Law in the ordinary course of business or incident to the construction or improvement of any property in respect of obligations which are not yet due, or which are being contested in good faith by appropriate proceedings by or on behalf of Seller; provided that any such contested liens are shown on Schedule 4.5;

(k)liens created under Leases and/or operating agreements or by operation of Law in respect of obligations that are not yet due, or that are being contested in good faith by appropriate proceedings by or on behalf of Seller;  provided that any such contested liens are shown on Schedule 4.5;

(l)any encumbrance affecting the Assets which is expressly assumed, bonded or paid by Buyer at or prior to Closing or which is discharged by Seller at or prior to Closing;

(m)any matters referenced on Exhibit A – Part II;

(n)the terms and conditions of the Leases and all Applicable Contracts that (i) do not, and will not, reduce Seller’s  net acres or Net Revenue Interest below that shown in Exhibit A – Part II, or increase Seller’s  Working Interest above that shown in Exhibit A – Part II without a corresponding increase in Net Revenue Interest or (ii) do not, and will not, materially impair the value of the Assets or the use of the Assets as currently owned and operated;

(o)any undetermined or inchoate liens or charges constituting or securing the payment of expenses that were incurred incidental to maintenance, development, production or operation of the Assets or for the purpose of developing, producing or processing Hydrocarbons therefrom or therein; and

(p)any indenture, mortgage, loan, note, credit, sale-leaseback or similar Contract for borrowed money, (in each case) to which any of the Assets are subject and all related security agreements or similar agreements associated therewith, so long as such Assets are released as security under such Contracts on or before the Closing provided that, with respect to the liquidated costs of any lien set forth above and defined as a “Permitted Encumbrance” which was due and payable prior to the Initial Valuation Date, the Parties acknowledge and agree that the costs of any such lien shall be an Operating Expense paid in accordance with Section 2.3 of this Agreement.

“Person” shall mean any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Authority or any other entity.

“Personal Property” shall have the meaning set forth in Section 2.1(f).

“Preference Notices” shall have the meaning set forth in Section 11.5(b).

“Preference Rights” shall have the meaning set forth in Section 11.5(a).

“Preliminary Settlement Statement” shall have the meaning set forth in Section 3.5.

“Property” or “Properties” shall have the meaning set forth in Section 2.1(b).

“Purchase Price” shall have the meaning set forth in Section 3.1.

“Qualified LC Issuing Bank” shall mean a major U.S. commercial bank, or a U.S. branch office of a major foreign commercial bank, with a credit rating of at least “A-” by Standard & Poor’s or “A3” by Moody’s Investor Service and having assets of at least Ten Billion Dollars ($10,000,000,000).

“Records” shall have the meaning set forth in Section 2.1(h).

“Scheduled Closing Date” shall have the meaning set forth in Section 9.1.

“Seller” shall have the meaning set forth in the first paragraph of this Agreement.

“Seller Indemnified Parties” shall have the meaning set forth in Section 12.4.

“Special Warranty”  shall have the meaning set forth in Section 6.6.

“Strip Price” shall have the meaning set forth in Section 14.2(b).

“Third Party” shall mean any Person other than a party to this Agreement or an Affiliate of a party to this Agreement.

“Title Benefit” shall mean any right, circumstance or condition that operates (a) to increase the net acres (in the case of a Lease) or the Net Revenue Interest (in the case of a Lease or Well) of Seller above that shown on Exhibit A – Part II, to the extent not causing a greater than proportionate increase in Seller’s Working Interest in such Lease or Well above that shown in Exhibit A – Part II, as applicable, or (b) to decrease the Working Interest of Seller in any Lease or Well below that shown for such Lease or Well in Exhibit A – Part II, as applicable, to the extent the same causes a decrease in Seller’s Working Interest that is proportionately greater than the decrease in Seller’s Net Revenue Interest therein below that shown in Exhibit A – Part II, as applicable.

“Title Benefit Amount” shall have the meaning given that term in Section 11.1(d)(ii).

“Title Benefit Deductible” shall mean, at any time in question, two percent (2.0%) of the Initial Consideration Payment.

“Title Benefit Property” shall have the meaning given that term in Section 11.1(d)(i).

“Title Benefit Threshold” shall mean, at any time in question, $100,000.

“Title Defect” shall mean any failure of Seller to have Defensible Title to any Asset.  Notwithstanding the foregoing, none of the following shall constitute a Title Defect:  (a) the loss of or reduction of interest in any Well or Lease due to any election or decision made by Seller in accordance with applicable joint operating agreements in the ordinary course of business and not made in violation of this Agreement; (b) defects based solely on (i) lack of information in Seller’s or its Affiliates’ files but that is otherwise available to Buyer, or (ii) references to a document(s) if such document(s) is not in Seller’s or its Affiliates’ files but is otherwise available to Buyer; (c) defects arising out of a lack of record evidence of corporate or other entity authorization unless Buyer provides affirmative evidence that the action was not authorized and results in another party’s actual and superior claim of title to the relevant Lease; (d)  defects that have been cured by applicable Laws of limitations or prescription, provided that such cure is free of reasonable doubt; (e) claims set forth in Schedule 4.5; and/or (f) defects based on failure to record Leases issued by any Governmental Authority, or any assignments of record title or operating rights in such Leases, in the real property, conveyance or other records of the county or parish in which such Lease is located.

“Title Defect Value” shall have the meaning set forth in Section 11.1(b)(iii).

“Title Disputes” or “Title Dispute” shall have the meaning set forth in Section 11.1(c)(iii).

“Transaction Documents” shall mean those documents executed pursuant to or in connection with this Agreement.

“Treasury Regulations” shall mean the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code.  All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar, substitute, proposed or final Treasury Regulations.

 “Wells” shall have the meaning set forth in Section 2.1(b).

“Working Interest,” with respect to any Well, shall mean the operating right in and to such Well that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations on or in connection with such Well, but without regard to the effect of any royalties, overriding royalties, production payments, net profits interests and other similar burdens upon, measured by or payable out of production therefrom.

1.2References.    The words “hereby,” “herein,” “hereinabove,” “hereinafter,” “hereinbelow,” “hereof,” “hereto,” “hereunder,” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular article, section or provision of this Agreement.  References in this Agreement to articles, sections, exhibits or schedules are to such articles, sections, exhibits or schedules of this Agreement unless otherwise specified.

1.3Articles.    This Agreement, for convenience only, has been divided into articles.  The rights and other legal relations of the parties hereto shall be determined from this Agreement as an entirety and without regard to the aforesaid division into articles and sections and without regard to headings prefixed to such articles.

1.4Number and Gender.    Whenever the context requires, reference herein made to a single number shall be understood to include the plural; and likewise, the plural shall be understood to include the singular.  Words denoting sex shall be construed to include the masculine, feminine and neuter, when such construction is appropriate; and specific enumeration shall not exclude the general but shall be construed as cumulative.  Definitions of terms defined in the singular or plural shall be equally applicable to the plural or singular, as applicable, unless otherwise indicated.

ARTICLE II
PURCHASE AND SALE

2.1Purchase and Sale.    Subject to the terms and conditions of this Agreement, and effective as of the Initial Valuation Date, Seller agrees to sell and assign and Buyer agrees to purchase and pay for all of the right, title and interest owned by Seller in and to the following (less and except for the Excluded Assets) (collectively, the “Assets”):

(a)the oil and gas leases more particularly described in Exhibit A –  Part I (collectively, the “Leases”), together with any and all other rights, titles and interests of Seller in and to (i) the leasehold estates created thereby, subject to the terms, conditions, covenants and obligations set forth in the Leases and/or Exhibit A –  Part I, and (ii) the lands covered by the Leases or included in units with which the Leases may have been pooled or unitized (the “Lands”), including in each case, without limitation, Working Interests,  Net Revenue Interests,  royalty interests, overriding royalty interests, production payments, net profits interests, carried interests, reversionary interests and all other interests of any kind or character;

(b)all oil and gas, water, CO2, injection, and disposal wells located on the Leases and the Lands or on other leases or lands with which the Leases and/or the Lands may have been pooled or unitized, including but not limited to those specified on Exhibit A – Part II (collectively, the “Wells”) and all Hydrocarbons produced therefrom or allocated thereto from and after the Initial Valuation Date and any Hydrocarbons stored in tanks, pipelines (including line packs) or other storage as of the Initial Valuation Date to the extent the Initial Consideration Payment is adjusted upward for the value of such stored Hydrocarbons under Section 3.3(a)(iv) (the Leases, the Lands, and the Wells being collectively referred to hereinafter as the “Properties”);

(c)all rights and interests in, under or derived from all unitization and pooling agreements in effect with respect to the Properties and the units created thereby which accrue or are attributable to the interests of Seller in the Properties;

(d)to the extent that they may be assigned, all Applicable Contracts,  including those specified on Exhibit A – Part III;

(e)to the extent that they may be assigned, all permits, licenses, servitudes, easements, rights of use, and rights-of-way, surface agreements to the extent used or held for use in connection with the ownership or operation of the Properties or the Personal Property (as hereinafter defined), including those specified on Exhibit A  – IV;

(f)all equipment, machinery, facilities, fixtures, furniture, office supplies, and office equipment, telephones and radio or other telecommunications systems and equipment, and other personal and mixed property used in connection with or located on the Properties or the other Assets described above as of the Initial Valuation Date,  including those specified on Exhibit A – V, and including, without limitation, well equipment, casing, rods, tanks, boilers, tubing, pumps, motors, inventory, separators, dehydrators, compressors, compression equipment, treaters, power lines, SCADA equipment, meters, flow lines, gathering lines, transmission lines, pipelines, gathering systems, processing and separation facilities, structures, materials and other items used in the operation thereof (“Personal Property”);

(g)all Imbalances relating to the Properties or other Assets;

(h)all of the rights, titles and interests of Seller in and to all of the original (or copies if originals are not available) and electronic format, if available, of files, records, information and data, whether written or electronically stored, relating to the Assets (the “Records”), including, without limitation,  (i) land and title records (including abstracts of title, title opinions and title curative documents); (ii) contract files; (iii) correspondence; (iv) operations, engineering, geological, environmental, production and accounting records and (v) facility, field and well records but excluding any of the foregoing items that are Excluded Assets;

(i)all (A) trade credits, accounts receivable, take-or-pay amounts receivable, and other receivables and general intangibles, attributable to the Assets with respect to periods of time from and after the Initial Valuation Date; (B) inchoate liens and security interests in favor of Seller under any Law or Applicable Contract to the extent arising from, or relating to, the ownership, operation, or sale or other disposition on or after the Initial Valuation Date of any of the Assets or to the extent arising in favor of Seller as the operator or non-operator of any Property; and (C) indemnity, contribution, and other such rights in favor of Seller or its Affiliates, to the extent relating to obligations or liabilities assumed by Buyer pursuant to this Agreement or otherwise borne or paid by Buyer or with respect to which Buyer has an obligation to indemnify Seller;

(j)all rights of Seller to audit the records of any Person and to receive refunds or payments of any nature, and all amounts of money relating thereto, whether before, on, or after the Initial Valuation Date, to the extent relating to the obligations assumed by Buyer pursuant to this Agreement or with respect to which Buyer has an obligation to indemnify Seller; and

(k)to the extent that they may be assigned, all franchises, licenses, permits, approvals, consents, certificates and other authorizations and rights granted by Third Parties that relate to, or arise from, the Assets or the ownership or operation thereof.

2.2Excluded Assets.    Seller shall reserve and retain all of the Excluded Assets.

2.3Revenue and Expenses.  Subject to the provisions hereof,  Seller shall remain entitled to all of the rights of ownership (including, without limitation, the right to all production, proceeds of production and other proceeds including overhead payments received from Third Parties and amounts for the handling, processing and transportation of Hydrocarbons), and shall remain responsible for all Operating Expenses, in each case attributable to the Assets for the period of time prior to the Initial Valuation Date.  Subject to the provisions hereof and subject to the occurrence of the Closing,  Buyer shall be entitled to all of the rights of ownership (including, without limitation, the right to all production, proceeds of production and other proceeds including overhead payments received from Third Parties and amounts for the handling, processing and transportation of Hydrocarbons) and shall be responsible for all Operating Expenses, in each case, attributable to the Assets for the period of time from and after the Initial Valuation Date.  All Operating Expenses attributable to the Assets, in each case that are:  (i) actually incurred with respect to operations conducted or production prior to the Initial Valuation Date shall be paid by or allocated to Seller and (ii) incurred with respect to operations conducted or production after the Initial Valuation Date shall be paid by or allocated to Buyer.

ARTICLE III
PURCHASE PRICE

3.1Purchase Price.    The purchase price for the Assets shall be US$210,000,000.00, consisting of US$175,000,000.00 (the “Initial Consideration Payment”) plus US$25,000,000.00 (the “Contingent Consideration-Upper Eagleford”) plus US$10,000,000.00 (the “Contingent Consideration-NYMEX Strip Price”; together with the Initial Consideration Payment and the Contingent Consideration-Upper Eagleford, collectively, the “Purchase Price”), adjusted as provided in Section 3.3.  The Adjusted Purchase Price (as hereinafter defined) less the Deposit shall be payable in United States currency by wire transfer in same-day funds as and when provided in this Agreement.

3.2Deposit.    On the later to occur of January 7, 2015, or within two (2) days of the date on which all Preference Rights owners have either declined in writing to exercise their Preference Rights or are deemed to have waived their Preference Rights, (the “Deposit Date”),  Buyer and Seller shall enter into the Escrow Agreement with the Escrow Agent and Buyer shall deposit by wire transfer in same-day funds with Seller the sum of US$17,500,000.00, representing ten percent (10%) of the Initial Consideration Payment (the “Deposit”).  The Deposit, plus interest, shall remain in the Escrow Account and applied toward the Initial Consideration Payment at the Closing or otherwise disbursed pursuant to and in accordance with this Agreement.

(a)If (i) all conditions precedent to the obligations of Buyer set forth in Article VII have been met and (ii) the transactions contemplated by this Agreement are not consummated on or before the Outside Date (or, if applicable, such other date Buyer and Seller may agree upon in writing pursuant to Section 9.1 because of  the breach by Buyer of this Agreement, then, in such event, Seller shall have the right to terminate this Agreement and retain the Deposit, free of any claims by Buyer or any other Person.

(b)If this Agreement is terminated by the mutual written agreement of Buyer and Seller, or if the Closing does not occur on or before the Outside Date for any reason other than as set forth in Section 3.2(a),then Buyer shall be entitled to the prompt return of the Deposit, free of any claims by Seller with respect thereto.  Buyer and Seller shall thereupon have the rights and obligations set forth in Section 13.2.

3.3.Adjustments to Purchase Price.    The Initial Consideration Payment shall be adjusted as follows, and the resulting amount shall be herein called the “Adjusted Purchase Price”:

(a)The Initial Consideration Payment shall be adjusted upward by the following amounts (without duplication):

(i)an amount equal to all Operating Expenses and other costs and expenses paid by Seller that are, in accordance with GAAP, attributable to the Assets after the Initial Valuation Date, whether incurred before or after the Initial Valuation Date;

(ii)the amount of all prepaid expenses attributable to the Assets that are paid by or on behalf of Seller prior to the Closing Date and that are, in accordance with GAAP, attributable to the period after the Initial Valuation Date, including without limitation, (A) bond and insurance premiums incurred by or on behalf of Seller during the Interim Period, (B) royalties or other burdens upon, measured by or payable out of proceeds of production, (C) rentals and other lease maintenance payments, and  (D)  ad valorem, property, severance and production taxes and any other taxes (exclusive of income taxes and the Texas franchise tax) based upon or measured by the ownership of the Assets, the production of Hydrocarbons or the receipt of proceeds therefrom;

(iii)to the extent that Seller is underproduced as of the Initial Valuation Date for gas set forth in Schedule 3.3, as complete and final settlement of all Imbalances,  an amount based on the applicable contract price on the Initial Valuation Date for such gas;

(iv)to the extent that collectible proceeds for such volumes have not been received by Seller, an amount equal to the aggregated volumes of marketable Hydrocarbons stored in tanks, pipelines (including line packs) or other storage as of the Initial Valuation Date that are attributable to the ownership and operation of the Assets multiplied by the applicable contract price therefor on the Initial Valuation Date;

(v)without duplication of any other amounts set forth in this Section 3.3(a), the amount of all taxes prorated to Buyer but paid by Seller in accordance with Section 16.2;

(vi)the sum of all mutually agreed Title Benefit Amounts;  and

(vii)any other amount provided for elsewhere in this Agreement or otherwise agreed upon by Seller and Buyer, including, but not limited to, payables and other balance sheet items attributable to the Assets as of the Initial Valuation Date.

(b)The Initial Consideration Payment shall be adjusted downward by the following amounts (without duplication):

(i)Except for any Excluded Asset or any Assets excluded from the transaction pursuant to Sections 11.1(b)(ii), 11.1(c)(iii),  11.2(b)(iii),  or 11.2(c)(ii),   an amount equal to all proceeds received by Seller attributable to the sale of Hydrocarbons produced from or allocable to the Assets during the Interim Period, net of Third Party expenses (other than Operating Expenses) directly incurred in earning or receiving such proceeds and for which no adjustment pursuant to Section 3.3(a) is made, and any sales, excise or similar taxes in connection therewith not reimbursed to Seller by a Third Party purchaser;

(ii)Except for any Excluded Asset or any Assets excluded from the transaction pursuant to Sections11.1(b)(ii), 11.1(c)(iii),  11.2(b)(iii), or 11.2(c)(ii),   an amount equal to all other proceeds received by Seller (other than from the sale of Hydrocarbons produced from or allocable to the Assets) to which Buyer is entitled pursuant to Section 2.3.

(iii)an amount equal to all amounts received by Seller as (A) overhead payments from Third Parties, (B) handling, processing and transportation fees, and (C)  other payments from Third Parties related to ownership of the Assets, that are, in accordance with GAAP, in each case attributable to time periods after the Initial Valuation Date;

(iv)the Allocated Value of any Assets excluded from the transaction pursuant to Sections 11.1(b)(ii), 11.1(c)(iii),  11.2(b)(iii), or 11.2(c)(ii);

 (v)without duplication of any other amounts set forth in this Section 3.3, the amount of all taxes prorated to Seller but payable by Buyer in accordance with Section 16.2;

(vi)to the extent that Seller is overproduced as of the Initial Valuation Date for gas as set forth in Schedule 3.3, as complete and final settlement of all such Imbalances,  an amount based on the applicable contract price on the Initial Valuation Date for such gas;

(vii)all Initial Consideration Payment adjustments for Title Defects and Environmental Defects determined in accordance with Article XI;  and

(viii)any other amount provided for elsewhere in this Agreement or otherwise agreed upon by Seller and Buyer, including, but not limited to, payables and other balance sheet items attributable to the Assets as of the Initial Valuation Date.

Buyer and Seller agree that Buyer shall not be charged interest on the Purchase Price to the extent paid when due under the terms of this Agreement.

3.4Adjustment Methodology.    When available, actual figures will be used for the adjustments to the Purchase Price at the Closing.  To the extent actual figures are not available, reasonable estimates in accordance with GAAP will be used subject to final adjustments in accordance with Section 3.6.

3.5Preliminary Settlement Statement.    Not less than five (5) Business Days prior to the Closing,  Seller shall prepare in accordance with GAAP and submit to Buyer for review a draft settlement statement (the “Preliminary Settlement Statement”) that shall set forth the Adjusted Purchase Price, reflecting each adjustment made in accordance with this Agreement as of the date of preparation of such Preliminary Settlement Statement and the calculation of the adjustments used to determine such amount and reasonably sufficient documentation, to the extent in Seller’s possession, to support such adjustment and the related calculation.  As soon as practicable thereafter after the receipt of the Preliminary Settlement Statement, but in no event later than on or before three (3) Business Days prior to Closing,  Buyer shall deliver to Seller a written report containing any changes that Buyer proposes to make to the Preliminary Settlement Statement.  The Parties shall attempt to resolve any disputes regarding the Preliminary Settlement Statement prior to Closing.  In the event any dispute regarding the Preliminary Settlement Statement is not resolved prior to Closing then: (a) Seller’s estimate of such disputed amount shall be used in the preliminary settlement statement for the purposes of Closing and (b) such dispute shall be resolved by the Parties after Closing and before the Final Settlement Statement, or otherwise pursuant to Section 11.3.    The Preliminary Settlement Statement shall also contain the designation of Seller’s account for the wire transfer of funds as set forth in Section 9.3(c).The estimated Adjusted Purchase Price delivered in accordance with this Section 3.5 less the Deposit shall constitute the dollar amount to be paid by Buyer to Seller at the Closing.

3.6Final Settlement Statement.    On or before ninety (90) days after the Closing (the “Final Settlement Date”), a final settlement statement (the “Final Settlement Statement”) will be prepared by Seller in accordance with GAAP, that shall set forth the Adjusted Purchase Price, reflecting each adjustment made in accordance with this Agreement as of the date of preparation of such Final Settlement Statement and the calculation of the adjustments used to determine such amount and reasonably sufficient documentation, to the extent in Seller’s possession, to support such adjustment and the related calculation based on actual income and expenses  and which takes into account all final adjustments made to the Initial Consideration Payment and shows the resulting final Initial Consideration Payment  (“Final Price”).  The Final Settlement Statement shall set forth the actual proration of the amounts required by this Agreement.  Buyer shall have the right to audit the Final Settlement Statement and as soon as practicable, and in any event within thirty (30) days, after receipt of the Final Settlement Statement,  Buyer shall either agree in writing with the Final Settlement Statement or return a written report containing any proposed changes to the Final Settlement Statement and an explanation of any such changes and the reasons therefor (the “Dispute Notice”).  If the Final Price set forth in the Final Settlement

Statement is mutually agreed upon by Seller and Buyer, the net unpaid amount of the Final Price shall be paid according thereto.  In addition, in the event of a Dispute Notice,  the applicable party will make payment in respect of all undisputed portions of the Final Settlement Statement. For the avoidance of doubt, any payment owing under this Section 3.6 shall not be subject to the Indemnification Threshold or Indemnification Cap contained in Section 12.6.  Any difference in the Adjusted Purchase Price as paid at Closing pursuant to the Preliminary Settlement Statement and the Final Price shall be paid by the owing party without interest within ten (10) days of (i) the Final Settlement Statement or (ii) if the Final Price is disputed, resolution of the Final Price, to the owed party.  All amounts paid pursuant to this Section 3.6 shall be delivered in United States currency by wire transfer of immediately available funds to the account specified in writing by the relevant party within three (3) Business Days.

3.7Disputes.    If Seller and Buyer are unable to resolve the matters addressed in the Dispute Notice, each of Buyer and Seller shall within thirty (30) Business Days after the delivery of a timely Dispute Notice in accordance with Section 3.6, summarize its position with regard to such dispute in a written document of twenty pages or less and submit such summaries to such person as the Parties may mutually select (the “Accounting Arbitrator”), together with this Agreement, the Dispute Notice, the Preliminary Settlement Statement, the Final Settlement Statement and any other documentation such party may desire to submit.  Within thirty (30) Business Days after receiving the parties’ respective submissions, the Accounting Arbitrator shall render a decision choosing either Seller’s position or Buyer’s position with respect to each matter addressed in any Dispute Notice, based on the materials described above.  Any decision rendered by the Accounting Arbitrator pursuant hereto shall include a written statement as to the basis for such decision and shall be final, conclusive and binding on Seller and Buyer and will be enforceable against any of the Parties in any court of competent jurisdiction.  Seller shall bear one-half and Buyer shall bear one-half of the costs of the Accounting Arbitrator, and Seller and Buyer shall bear its own legal fees and other costs in presenting its case.  As to any Imbalances which exist, the Parties agree that from and after the Initial Valuation Date, any and all benefits, obligations and liabilities associated with Imbalances shall accrue to, and be the responsibility of, Buyer. The Final Settlement Statement shall include an adjustment for any Imbalance differences between those estimates shown on Schedule 3.3 and the actual Imbalances as of the Initial Valuation Date. The accuracy of the volumes and prices used herein in the Initial Consideration Payment adjustments shall be subject to Buyer’s audit rights under Section 3.6.   Seller shall furnish to Buyer with the Final Settlement Statement reasonably sufficient documentation including operator’s Imbalance statements, to the extent in Seller’s possession, to determine the correct volume and value of each imbalance under the terms of the applicable contract.

3.8Allocation of Initial Consideration Payment/Allocated Values.    Buyer and Seller agree that the unadjusted Initial Consideration Payment shall be allocated among the Assets as set forth in Schedule 3.8 of this Agreement.  The “Allocated Value” for any Asset equals the portion of the unadjusted Initial Consideration Payment allocated to such Asset on Schedule 3.8 and such Allocated Value shall be used in calculating adjustments to the Initial Consideration Payment as provided herein.

ARTICLE IV
SELLER’S REPRESENTATIONS AND WARRANTIES

Seller represents and warrants to Buyer the following:

4.1Organization, Existence.    Seller is a limited liability company duly organized and validly existing under the laws of the State of Texas.  Seller has all requisite power and authority to own and operate its property (including, without limitation, its interests in the Assets) and to carry on its business as now conducted.

4.2Authorization.    Seller has full power and authority to enter into and perform this Agreement and the Transaction Documents to which it is a party and the transactions contemplated herein and therein.  The execution, delivery and performance by Seller of this Agreement have been duly and validly authorized and approved by all necessary corporate action on the part of Seller.  This Agreement is, and the Transaction Documents to which Seller is a party when executed and delivered by Seller will be, the valid and binding obligation of Seller, enforceable against Seller in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4.3No Conflicts.    Subject to the giving of all notices to Third Parties and the receipt of all consents, approvals and waivers from Third Parties in connection with the transactions contemplated hereby, the execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated herein will not (i) conflict with or result in a breach of any provisions of the organizational documents of Seller,  (ii) result in a default or the creation of any Encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any Lease,  Applicable Contract, note, bond, mortgage, indenture, license or other material agreement to which any Seller is a party or by which any Seller or the Assets may be bound or (iii) violate any material Law applicable to Seller or any of the Assets, except that any matters described in clauses (ii) and (iii) above which considered as a whole would not have a Material Adverse Effect.

4.4.Consents.    Except (a) for consents set forth in Schedule 4.4,  (b) for Customary Post-Closing Consents,  and (c) for consents under Contracts that are terminable upon not greater than ninety (90) days’ notice without payment of any fee or are otherwise material, there are no other consents required in connection with the transfer of the Assets or the consummation of the transactions contemplated by this Agreement.

4.5Litigation. Except as set forth in Schedule 4.5, there is no suit, action, investigation or inquiry by any Person or by or before any Governmental Authority, and no legal, administrative or arbitration proceedings pending, or to Seller’s  Knowledge, threatened (i) against any of the Assets or (ii) against Seller which would impair Seller’s ability to consummate the transactions contemplated by this Agreement or otherwise result in a Material Adverse Effect against the Assets.

4.6No Violation of Laws.  Except as set forth on Schedule 4.6, to Seller’s  Knowledge,  Seller has not materially violated any applicable Laws with respect to the ownership or operation of the Assets.  To Seller’s  Knowledge, except as set forth on Schedule 4.6, there are no currently outstanding and unremedied or unresolved notices by a Governmental Authority with effective jurisdiction of violation of, or non-compliance with, applicable Laws with respect to the Assets.  This Section 4.6 does not include any matters with respect to Environmental Laws, such matters being addressed exclusively in Section 4.9.

4.7Preferential Rights.    Except as set forth in Schedule 4.7, there are no preferential rights to purchase that are applicable to the Assets.

4.8Royalties, Etc.    Seller has timely and properly paid all royalties, overriding royalties and other burdens on production due by Seller with respect the Properties, or if not paid, is contesting such royalties and other burdens in good faith.

4.9Environmental.    Except as set forth in Schedule 4.9, Seller has not received written notice from any Person of, and to Seller’s  Knowledge there has not been, any release, disposal, event, condition, circumstance, activity, practice or incident concerning the Assets that (i) violates in any material respect any Environmental Law,  (ii) materially interferes with or prevents compliance by Seller with any Environmental Law, or (iii) gives rise to or results in any material liability of Seller to any Person under any Environmental Law.

4.10Production Taxes.    Except as disclosed in Schedule 4.10, during the period of Seller’s ownership of the Assets, all ad valorem, property, production, severance and similar taxes and assessments (including penalties and interest) based on or measured by the ownership of the Assets, the production of Hydrocarbons or the receipt of proceeds therefrom that have become due and payable before the Initial Valuation Date are being properly paid, other than taxes which are being contested in good faith.

4.11Brokers’ Fees.    Seller has incurred no liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Buyer or any Affiliate of Buyer shall have any responsibility.

4.12Imbalances.    To the Knowledge of Seller,  Schedule 3.3 contains the oil and gas Imbalances of Seller as of the Initial Valuation Date.

4.13Limitations.    Seller’s representations and warranties are given subject to and are qualified by any matters disclosed by or under this Agreement, including any Schedule attached hereto.

4.14Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by, or to Seller’s Knowledge, threatened against, Seller.

4.15Authorization for Expenditures.    Except as set forth in Schedule 4.15, as of the Initial Valuation Date there were no outstanding authorizations for expenditures or other capital commitments binding on the Assets that individually would require the owner of the Assets after the Initial Valuation Date to expend monies in excess of One Hundred Thousand Dollars ($100,000), net to Seller’s Working Interest.

4.16.Contracts.    Exhibit A – Part III is a list of all Applicable Contracts and Exhibit A  – Part IV is a list of all Surface Contracts.  To Seller’s Knowledge, there exist no material defaults thereunder by Seller of the Applicable Contracts or Surface Contracts and, to Seller’s Knowledge, the Applicable Contracts and Surface Contracts are in full force and effect, in all material respects in accordance with their respective terms except as such enforceability may be limited by bankruptcy, insolvency or other Laws relating to or affecting the enforcement of creditors’ rights and general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).  As of the date of this Agreement, Seller has made available to Buyer true, correct, and complete copies of all Applicable Contracts and Surface Contracts and all amendments and modifications thereto in Seller’s possession.  There are no contracts by and among Seller and any of its affiliates related to the Assets to which Buyer would become subject or liable upon Closing.

4.17Plugging Obligations; Wells.    To Seller’s Knowledge, there are no dry holes or shut-in or otherwise inactive or orphaned wells located on the Leases or Lands, or lands pooled or unitized therewith, that Seller has received a written proposal from the operator to plug and abandon.  To Seller’s Knowledge, all of the Wells drilled and completed on the Leases or Lands have been drilled and completed within the boundaries of the Leases or within the limits otherwise permitted by contract, pooling or unit agreement, and applicable Laws.  There are no previously plugged and abandoned well sites for which Seller has received an outstanding written proposal for ongoing surface restoration.

4.18Hydrocarbons Sales Contracts.   Except for the Hydrocarbons sales contracts listed on Schedule 4.18, if any, no Hydrocarbons are subject to a sales contract entered into by Seller (other than division orders or spot sales agreements terminable on no more than thirty (30) days’ notice).  Net proceeds attributable to Seller’s net revenue interest from the sale of Hydrocarbons produced from the Assets are being received by Seller in a timely manner and are not being held in suspense for any reason.

4.19No Non-Consent Elections.     Since the Initial Evaluation Date, Seller has made no election to go non-consent under any applicable operating agreement governing operation of the Assets.

4.20Hedging.   Upon Closing there shall be no agreements for options, swaps, floors, caps, collars, or forward sales involving commodities, commodity prices, or indices based on any of the foregoing, or any similar agreements created or entered into by Seller, affecting or relating to the Hydrocarbons produced from the Assets, for which Buyer shall have any responsibility whatsoever.

ARTICLE V
BUYER’S REPRESENTATIONS AND WARRANTIES

Buyer hereby represents and warrants to Seller the following:

5.1Organization; Existence.    Buyer is a limited liability company duly organized and validly existing under the laws of the State of Delaware and has all requisite power and authority to own and operate its property and to carry on its business as now conducted.  Buyer is duly licensed or qualified to do business as a limited liability company in all jurisdictions in which such qualification is required by Law.

5.2Authorization.    Buyer has full power and authority to enter into and perform this Agreement and the Transaction Documents to which it is a party and the transactions contemplated herein and therein. The execution, delivery and performance by Buyer of this Agreement have been duly and validly authorized and approved by all necessary limited liability company, corporate or partnership action on the part of Buyer.  This Agreement is, and the Transaction Documents to which Buyer is a party when executed and delivered by Buyer will be, the valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and similar laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.3No Conflicts.    The execution, delivery and performance by Buyer of this Agreement and the Transaction Documents and the consummation of the transactions contemplated herein and therein will not conflict with or result in a breach of any provisions of the governing documents of Buyer nor will it violate any Law applicable to Buyer or any of its property.

5.4Consents.    Except for any applicable Customary Post-Closing Consents, there are no consents or other restrictions required by or imposed upon Buyer that would be applicable in connection with the consummation of the transactions contemplated by this Agreement by Buyer.

5.5Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to Buyer’s  knowledge, threatened against Buyer.

5.6Litigation.    There is no suit, action, investigation or inquiry by any Person or by or before any Governmental Authority, and no legal, administrative or arbitration proceedings pending, or to Buyer’s  knowledge, threatened against Buyer, or to which Buyer is a party, which individually or in the aggregate would adversely affect the ability of Buyer to consummate the transactions contemplated in this Agreement.

5.7Financing.    On and after payment of the Deposit, Buyer has and shall have as of the Closing Date, sufficient funds on hand with which to pay the Purchase Price and consummate the transactions contemplated by this Agreement.

5.8Independent Evaluation.    Buyer is sophisticated in the evaluation, purchase, ownership and operation of oil and gas properties and related facilities.  In making its decision to enter into this Agreement and to consummate the transactions contemplated herein,  Buyer (a) has relied or shall rely solely on its own independent investigation and evaluation of the Assets and the advice of its own legal, tax, economic, insurance, environmental, engineering, geological and geophysical advisors and the express provisions of this Agreement and not on any comments, statements, projections or other materials made or given by any representatives or consultants or advisors engaged by Seller, and (b) has satisfied or shall satisfy itself through its own due diligence as to the environmental and physical condition and state of repair of and contractual arrangements and other matters affecting the Assets.  Buyer has no knowledge of any fact that results in the breach of any representation, warranty or covenant of Seller given hereunder or of any “scrivener’s error”.

5.9Brokers’ Fees.    Neither Buyer nor any of its Affiliates has incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Seller or Seller’s  Affiliates shall have any responsibility.

5.10NORM, Wastes and Other Substances.    Buyer acknowledges that the Assets have been used for exploration, development and production of oil and gas and that there may be petroleum, produced water, wastes or other substances or materials located in, on or under the Assets or associated with the Assets.  Equipment and sites included in the Assets may contain asbestos, NORM or other Hazardous Substances.  NORM may affix or attach itself to the inside of wells, materials and equipment as scale or in other forms.  The wells, materials and equipment located on the Assets or included in the Assets may contain NORM, asbestos and other wastes or Hazardous Substances.  NORM containing material and/or other wastes or Hazardous Substances may have come in contact with various environmental media, including without limitation, water, soils or sediment.  Special procedures may be required for the assessment, remediation, removal, transportation or disposal of environmental media, wastes, asbestos, NORM and Hazardous Substances from the Assets.

5.11SEC Compliance.    Buyer is acquiring the Assets for its own account for use in its trade or business and not with the present intention of making a distribution of the Assets within the meaning of the Securities Act of 1933, as amended, and applicable state securities Laws.    Buyer understands and acknowledges that if any of the Assets were held to be securities, they would be restricted securities and could not be transferred without registration under applicable state and federal securities laws or the availability of an exemption from such registration.

5.12Qualified Owner.    Buyer (a) is qualified to own and manage the Assets and (b) has complied with all necessary governmental bonding requirements, if any, arising from its ownership of the Assets.

ARTICLE VI
COVENANTS

6.1Conduct of Business.    Except as set forth in Schedule 6.1,  Seller agrees that from and after the date hereof until Closing, except as expressly contemplated by this Agreement or as expressly consented to in writing by Buyer (which consent will not be unreasonably withheld or delayed), it will:

(a)use customary commercially reasonable efforts to operate  and develop the Assets in the usual, regular and ordinary manner consistent with past practice;

(b)make payment of all costs and expenses attributable to ownership of the Assets and relating to the period prior to Closing except to the extent disputed in good faith and shall carry on its business with respect to the Assets in substantially the same manner as before execution of this Agreement;

(c)maintain any permits necessary for Seller’s ownership of the Assets;

(d)maintain the books of account and Records relating to the Assets in the usual, regular and ordinary manner, in accordance with its usual accounting practices;

(e)maintain insurance relating to the Assets of the types and amounts consistent with Seller’s past practices;

(f)not transfer, sell, farm-out or dispose of any portion of the Leases or other material Assets other than the sale and/or disposal of Hydrocarbons in the ordinary course of business and sales of equipment that is no longer necessary in the operation of the Assets or for which replacement equipment has been obtained;

(g)provide Buyer with notice of Seller’s commitments for future capital expenditures after the date of this Agreement in excess of One Hundred Thousand Dollars ($100,000) net to Seller’s Working Interest for each proposed operation, or Seller’s intent to terminate, materially amend, or extend any Leases or Contract affecting the Assets, or enter into or commit to enter into any material new Contract or agreement relating to the Assets, or settle, compromise, or waive any material right relating to the Assets; and

(h)not agree to extend or waive any statute of limitations with respect to taxes or any extension or waiver of time with respect to a tax assessment or deficiency for any taxes, or, except in the ordinary course of business, make any change in any tax elections with respect to the Assets or settle any tax liability with respect to the Assets.

6.2Bonds, Letters of Credit and Guarantees.    Buyer acknowledges that none of the bonds, letters of credit and guarantees, if any, posted by Seller or its Affiliates with Governmental Authorities or Third Parties and relating to the Assets are transferable to Buyer.  Except to the extent that Buyer will, as of Closing, be covered by the bonds of the operators of the applicable Assets, then Buyer shall obtain, or cause to be obtained in the name of Buyer, any bonds, supplemental bonds or other securities which may be required of it to own and operate the Assets pursuant to all applicable federal laws, rules and regulations. No other collateral or security will be required or provided.

6.3Cooperation.    If Closing occurs, Buyer and Seller agree to cooperate with each other in connection with the defense and other actions relating to or arising out of the litigation and claims (including insurance claims) relating to the ownership and operation of the Assets and with respect to future audits.  Buyer and Seller agree to make available to each other their respective employees engaged in, or having information about, the ownership and operation of the Assets, for the purposes of providing testimony, depositions, information and other related activities relating to such litigation, claims and audits.

6.4Plugging, Abandonment, Decommissioning, and Other Costs.    In addition to its other obligations under this Agreement, if Closing occurs, Buyer shall comply with all Laws,  Leases,  Applicable Contracts (including all joint and unit operating agreements) and prevailing industry standards relating to (a) the plugging, abandonment and/or replugging of all Wells, including inactive Wells or temporarily abandoned Wells, located on the Lands,  (b) the dismantling or decommissioning and removal of any Personal Property and other property of whatever kind related to or associated with operations and activities conducted by whomever on the Properties or otherwise, pursuant to the Leases or Applicable Contracts and (c) the clean-up, restoration and/or remediation of the Lands or related to the Assets (collectively, the “P&A Obligations”).

6.5Record Retention.  Buyer, for a period of seven (7) years following Closing, will (a) retain the Records,  (b) provide Seller, its Affiliates and its and their officers, employees and representatives with access to the Records (to the extent that Seller has not retained the original or a copy) during normal business hours for review and copying at Seller’s expense and upon reasonable notice, and (c) provide Seller, its Affiliates and its and their officers, employees and representatives with access, during normal business hours, to materials received or produced after Closing relating to any indemnity claim made under Section 12.3 of this Agreement for review and copying at Seller’s expense.  If Buyer shall desire to dispose of any such Records or other materials during, upon or after the expiration of such seven-year period, Buyer shall, prior to any disposition, give Seller notice and a reasonable opportunity at Seller’s expense to segregate and remove or copy such Records or other materials as Seller may select.

6.6Special Warranty of Title.    If the Closing occurs, then effective as of the Closing Date,  Seller warrants Defensible Title to the Assets from and against the lawful claims of third parties arising by, through or under Seller, but not otherwise (such warranty, the “Special Warranty”). This Special Warranty shall, to the fullest extent permitted by applicable Law, be the exclusive right and remedy of Buyer with respect to title to the Assets. Except for the Special Warranty,  Buyer, on behalf of itself and its successors, assigns and insurers, releases, remises and forever discharges Seller from any and all claims, demands, damages, losses, costs, liabilities, interest or causes of action whatsoever, in Law or in equity, known or unknown, which Buyer might now or subsequently may have, based on, relating to or arising out of, any failure to have Defensible Title or other deficiency in or encumbrance on title to any Asset.

6.7Suspended Funds.    As soon as possible during the Examination Period, Seller shall provide to Buyer a listing showing all proceeds from production attributable to the Assets that are currently held in suspense by Seller and at Closing,  Seller shall transfer to Buyer all such suspended proceeds attributable to production prior to and after the Initial Valuation Date.  After such transfer, and to the extent of such transferred funds, Buyer shall be responsible for proper distribution of all the suspended proceeds to the Parties lawfully entitled to them, and hereby agrees to indemnify, defend, and hold harmless Seller from and against any and all Losses arising out of or relating to Buyer’s retention or distribution of such legally suspended proceeds.  Seller shall retain no liability as to the suspended accounts prior to the Initial Valuation Date.

ARTICLE VII
BUYER’S CONDITIONS TO CLOSING

The obligations of Buyer to consummate the transactions provided for herein are subject, at the option of Buyer, to the fulfillment on or prior to the Closing Date of each of the following conditions:

7.1Representations.    The representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects on and as of the Closing Date (provided that any such representation and warranty already qualified by materiality shall be true and correct), with the same force and effect as though such representations and warranties had been made or given on and as of the Closing Date.

7.2Performance.    Seller shall have performed or complied in all material respects with all obligations, agreements and covenants contained in this Agreement as to which performance or compliance by Seller is required prior to or at the Closing Date.

7.3Preferential Rights.    No holder of a Preference Right shall validly and properly exercise such Preference Right and purchase the Property subject thereto on or before the Deposit Date.

7.4No Legal Proceedings.    No material suit, action or other proceeding shall be pending before any Governmental Authority seeking to restrain, prohibit, enjoin or declare illegal, or seeking substantial damages in connection with the transactions contemplated by this Agreement.

7.5Title Defects, Environmental Defects and Casualty Losses.    The aggregate amount to be deducted from the Initial Consideration Payment at Closing as determined by the Parties for Title Defects,  Environmental Defects and destruction of the Assets by fire or other casualty or taking of the Assets in condemnation or under right of eminent domain, shall not have exceeded the Aggregate Defect Amount.

7.6Releases of Encumbrances.    Seller shall have delivered to Buyer releases, in recordable form, of all liens, security interests and financing statements (other than Permitted Encumbrances) created by, through or under Seller and affecting the Assets.

ARTICLE VIII
SELLER’S CONDITIONS TO CLOSING

The obligations of Seller to consummate the transactions provided for herein are subject, at the option of Seller, to the fulfillment on or prior to the Closing Date of each of the following conditions precedent:

8.1Representations.    The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects on and as of the Closing Date (provided that any such representation and warranty already qualified by materiality shall be true and correct), with the same force and effect as though such representations and warranties had been made or given on and as of the Closing Date.

8.2Performance.    Buyer shall have performed or complied in all material respects with all obligations, agreements and covenants contained in this Agreement as to which performance or compliance by Buyer is required prior to or at the Closing Date.

8.3No Legal Proceedings.    No material suit, action or other proceeding shall be pending before any Governmental Authority seeking to restrain, prohibit or declare illegal or seeking substantial damages in connection with the transactions contemplated by this Agreement.

8.4Seller’s Board Approval.    Seller shall obtain the requisite board or other applicable governing body approval for consummating the transaction contemplated under this Agreement no later than three (3) days prior to Closing.

8.5Title Defects, Environmental Defects and Casualty Losses.    The aggregate amount to be deducted from the Initial Consideration Payment at Closing as determined by the Parties for Title Defects,  Environmental Defects and destruction of the Assets by fire or other casualty or taking of the Assets in condemnation or under right of eminent domain, shall not have exceeded the Aggregate Defect Amount.

ARTICLE IX
CLOSING

9.1Date of Closing.    Subject to the conditions stated in this Agreement, the sale by Seller and the purchase by Buyer of the Assets pursuant to this Agreement (the “Closing”) shall occur at 10:00 a.m. Central Time, on January 15, 2015, unless otherwise amended in writing by the Parties (the “Scheduled Closing Date”), or such other date occurring on or before the Outside Date as Buyer and Seller may agree upon in writing.  The date of the Closing shall be the “Closing Date.”

9.2Place of Closing.    The Closing shall be held at the offices of Seller or at such other place as Seller and Buyer may agree to in writing.

9.3Closing Obligations.    At the Closing, the following documents shall be delivered and the following events shall occur, the execution of each document and the occurrence of each event being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

(a)Seller shall execute and deliver to the Buyer the preliminary settlement statement for the purpose of Closing.

(b)Seller and Buyer shall execute and deliver the Assignment, in sufficient counterparts to facilitate recording in the applicable counties where the Assets are located.

(c)Buyer shall deliver to Seller, to the account designated in the Preliminary Settlement Statement, by direct bank or wire transfer in same day funds, the Adjusted Purchase Price, less the amount of the Deposit.

(d)Seller shall deliver to Buyer letters-in-lieu of transfer or division orders, in form attached hereto as Exhibit E, executed by Seller relating to the Assets to reflect the transaction contemplated hereby.

(e)Seller shall deliver to Buyer a certificate duly executed by an authorized officer of Seller, dated as of the Closing, certifying on behalf of Seller that the conditions set forth in Article VII have been fulfilled (the “Seller’s Closing Certificate”).

(f)Buyer shall deliver to Seller a certificate duly executed by an authorized officer of Buyer, dated as of Closing, certifying on behalf of Buyer that the conditions set forth in VIII have been fulfilled (the “Buyer’s Closing Certificate”).

(g)Seller shall deliver executed originals of the Certificate of Non-Foreign Status.

(h)Seller shall deliver to Buyer releases required under Section 7.6.

(i)Seller shall deliver to Buyer copies of the executed Consents obtained pursuant to Sections 4.4 and 11.5 and waivers of Preference Rights obtained pursuant to Sections 4.7 and 11.5.

(j)Seller and Buyer shall execute and deliver any other agreements, instruments and documents which are required by other terms of this Agreement to be executed and/or delivered at the Closing.

9.4Records.  In addition to the obligations set forth under Section 9.3, within ten (10) days following the Closing,  Seller, at Buyer’s cost and expense, shall deliver to Buyer possession of the Records.

ARTICLE X
ACCESS/DISCLAIMERS

10.1Access.    From and after the date hereof until the date that is five (5) Business Days prior to the Scheduled Closing Date (or earlier termination of this Agreement) (the “Examination Period”) but subject to applicable Laws and obtaining any required consents of Third Parties,  Seller shall afford to Buyer and its officers, employees, agents, accountants, attorneys and other authorized representatives (“Buyer’s Representatives”) full access, during normal business hours and upon reasonable notice, to all Records and other documents in Seller’s or any their respective Affiliates’ possession relating primarily to the Assets.  All investigations and due diligence conducted by Buyer or any Buyer’s Representative shall be conducted at Buyer’s sole cost, risk and expense and any conclusions made from any examination done by Buyer or any Buyer’s Representative shall result from Buyer’s own independent review and judgment.

10.2Confidentiality.    Buyer acknowledges that, pursuant to its right of access to the Records or the Assets, Buyer will become privy to confidential and other information of Seller and that such confidential information shall be held confidential by Buyer and Buyer’s Representatives in accordance with the terms of the Confidentiality Agreement.  If the Closing should occur, the foregoing confidentiality restriction on Buyer, including the Confidentiality Agreement, shall terminate (except as to (i) such portion of the Assets that are not conveyed to Buyer pursuant to the provisions of this Agreement;  (ii) any assets covered by the Confidentiality Agreement that are not conveyed to the Buyer pursuant to this Agreement;  (iii) the Excluded

Assets; and (iv) confidential information regarding the Business and other affairs of each of Seller and its Affiliates).

10.3Disclaimers.

(a)Except as and to the extent expressly set forth in this Agreement and the Special Warranty in the Assignment to be executed pursuant hereto, (i) Seller makes no representations or warranties, express, statutory or implied and (ii) Seller expressly disclaims all liability and responsibility for any representation, warranty, statement or information made or communicated (orally or in writing) to Buyer or any of its Affiliates or Buyer’s Representatives (including, without limitation, any opinion, information, projection or advice that may have been provided to Buyer by any officer, director, employee, agent, consultant, representative or advisor of Seller or any of its Affiliates).  In particular, except as expressly set forth in  this Agreement and the Special Warranty in the Assignment to be executed pursuant hereto, and without limiting the generality of the foregoing, Seller expressly disclaims any representation or warranty, express, statutory or implied, as to (i) title to any of the Assets from and after the termination of the Examination Period, (ii) the contents, character or nature of any descriptive memorandum or report of any petroleum engineering consultant or any engineering, geological or seismic data or interpretation, relating to the Assets, (iii) the quantity, quality or recoverability of Hydrocarbons in or from the Assets, (iv) any estimates of the value of the Assets or future revenues generated by the Assets, (v) the production of Hydrocarbons from the Assets or whether production has been continuous or in paying quantities, (vi) the maintenance, repair, condition, quality, suitability, design or marketability of the Assets, (vii) the content of any information memorandum, reports, brochures, charts or statements prepared by Seller or Third Parties with respect to the Assets and (viii) any other materials or information that may have been made available to Buyer or its Affiliates, or its or their Buyer’s Representatives in connection with the transactions contemplated by this Agreement or any discussion or presentation relating thereto.  Except as expressly set forth in this Agreement and the Special Warranty in the Assignment to be executed pursuant hereto,  Seller further disclaims any representation or warranty, express, statutory or implied, of merchantability, freedom from latent vices or defects, fitness for a particular purpose or conformity to models or samples of materials of any assets, rights of a purchaser under appropriate statutes to claim diminution of consideration or return of the Purchase Price, it being expressly understood and agreed by the Parties hereto that, except as may expressly provided in this Agreement to the contrary, Buyer shall be deemed to be obtaining the Assets in their present status, condition and state of repair, “as is” and “where is” with all faults or defects (known or unknown, latent, discoverable or undiscoverable), and that Buyer has made or caused to be made such inspections as Buyer deems appropriate.

(b)Seller and Buyer agree that, to the extent required by applicable Law to be effective, the disclaimers of certain representations and warranties contained in this Section 10.3 “conspicuous” disclaimers for the purpose of any applicable Law.

ARTICLE XI
TITLE MATTERS; ENVIRONMENTAL MATTERS; CASUALTIES; TRANSFER RESTRICTIONS

11.1Title Matters.

(a)General Disclaimer of Title Warranties and Representations.  Other than the Special Warranty in the Assignment to be executed pursuant hereto and the  representation and warranty that Seller has Defensible Title to the Assets as of the Initial Valuation Date and as of the expiration of the Examination Period,  Seller makes no warranty or representation, express, implied, statutory or otherwise, not even as to a return of the Purchase Price, with respect to Seller’s title to any of the Assets and Buyer hereby acknowledges and agrees that, Buyer’s sole remedy after Closing for any defect of title shall be the Special Warranty in the Assignment to be executed pursuant hereto.

(b)Title Defects.  Following the execution date of this Agreement until 5:00 p.m. Central Time on the expiration date of the Examination Period:

(i)If Buyer discovers any Title Defect affecting any Asset, Buyer shall notify Seller as promptly as practicable, but no later than the expiration of the Examination Period of such alleged Title Defect, except as otherwise expressly set forth herein.  To be effective, such notice must (A) be in writing, (B) be received by Seller by 5:00 p.m. Central Time on the expiration date of the Examination Period, (C) describe the Title Defect in sufficient, specific detail (including any alleged variance in the Net Revenue Interest), (D) identify the specific Asset or Assets affected by such Title Defect, and (E) include the value of such Title Defect as determined by Buyer. Any matters that may otherwise constitute Title Defects, but of which Seller has not been specifically notified by Buyer in accordance with the foregoing, shall be deemed to have been waived by Buyer for all purposes of this Article XI but not for purposes of the Special Warranty of title provided for in the Assignment.    Any notice delivered hereunder may be preliminary in nature and supplemented prior to, but no later than, the expiration of the Examination Period.

(ii)Upon the receipt of such effective notice from Buyer,  Seller may (A) attempt to cure such Title Defect at any time prior to the Closing,  (B) exclude the affected Asset from the sale and reduce the Initial Consideration Payment by the Allocated Value of such affected Asset, or (C) if Seller is unable to cure such Title Defect prior to the Closing, Seller may convey the affected Asset and the Initial Consideration Payment at Closing shall be reduced by the Title Defect Value for such Asset (but in no event greater than the Allocated Value for such affected Asset) and, in the event the Title Defect is cured post-Closing, Buyer shall pay Seller such amount, if any, as provided under Section 11.1(c)(v) below.

(iii)The value attributable to each Title Defect (the “Title Defect Value”) that is asserted by Buyer in the Title Defect notices shall be determined based upon the criteria set forth below:

(A) If the Title Defect is a lien or encumbrance upon any Asset, the Title Defect Value is the amount necessary to be paid to remove the lien or encumbrance from the affected Asset.

(B) If the Title Defect asserted is that the Net Revenue Interest attributable to any Asset is less than that stated in Schedule 3.8, then the Title Defect Value shall be the absolute value of the number determined by the following formula:

Title Defect Value = A x (1-[B/C])

A = Allocated Value for the affected Asset as set forth in Schedule 3.8

B = Correct Net Revenue Interest for the affected Asset

C = Net Revenue Interest for the affected Asset as set forth on Exhibit A –Part II

Provided, however, that notwithstanding anything to the contrary in this clause (B), if the Working Interest of any such Well as set forth on Exhibit A –Part II is not reduced in the same proportion as the Net Revenue Interest set forth on Exhibit A –Part II is reduced, then clause (C) shall apply and this clause (B) shall not apply.

(C)  If the Working Interest attributable to any Asset is greater than that stated in Exhibit A –Part II, then the Title Defect Value shall take into account the relative change in the interest from Exhibit A –Part II and the appropriate Allocated Value attributed to such Asset.

(D) If the Title Defect represents an obligation, encumbrance, burden or charge upon the affected Asset (including any increase in Working Interest for which there is not a proportionate increase in Net Revenue Interest) for which the economic detriment to Buyer is unliquidated, the amount of the Title Defect Value shall be determined by taking into account the Allocated Value of the affected Asset, the portion of the Asset affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the affected Asset, and the Title Defect Values placed upon the Title Defect by Buyer and Seller.

(E) If a Title Defect is not in effect or does not adversely affect an Asset throughout the entire productive life of such Asset, such fact shall be taken into account in determining the Title Defect Value.

(F) The Title Defect Value of a Title Defect shall be determined without duplication of any costs or losses included in another Title Defect Value hereunder.    For the avoidance of doubt, the Title Defect Value of a single, discrete Title Defect that affects multiple Assets shall be determined based on the proportionate aggregate amount of Allocated Values of the Assets so affected on a Title Defect by Title Defect basis

(G) Such other factors as are reasonably necessary to make a proper evaluation.

(H) Notwithstanding anything herein to the contrary, in no event shall a Title Defect Value exceed the Allocated Value of the Asset affected thereby.

(c)Remedies for Title Defects.

(i)With respect to (A) each Asset affected by an agreed Title Defect that Seller has elected to exclude from the sale pursuant to Section 11.1(b)(ii), the Initial Consideration Payment shall be reduced by the affected Asset’s Allocated Value and (B) each Title Defect that Seller does not cure on or before the Closing but the affected Asset is conveyed by Seller to Buyer at the Closing, the Initial Consideration Payment shall be reduced by an amount equal to the Title Defect Value agreed upon in writing by the Parties, but in no event by more than the Allocated Value of the affected Asset.

(ii)If any Title Defect is in the nature of an unobtained consent to assignment or other restriction on assignability, the provisions of Section 11.5 shall apply.

(iii)If on or before Closing the Parties have not agreed upon (A) the validity of any asserted Title Defect, (B) the Title Defect Value attributable thereto, or (C) the adequacy of the cure (collectively the “Title Disputes” and each a “Title Dispute”), any Party shall have the right to elect to have such Title Dispute determined by an Arbitral Tribunal pursuant to Section11.3.  In the event of any Title Dispute, Seller may elect to either convey the affected Asset to Buyer at Closing and the Initial Consideration Payment shall be reduced by the asserted Title Defect Value for such Asset (but in no event greater than the Allocated Value for such affected Asset) or exclude the affected Asset from the sale and reduce the Initial Consideration Payment by the Allocated Value of such affected Asset, and upon resolution of the Title Dispute, further payments or actions, if any shall, be governed under Section 11.1(c)(v).

(iv)Notwithstanding anything to the contrary in this Agreement, (A) in no event shall there be any adjustments to the Initial Consideration Payment or other remedies under this Agreement for any individual Title Defect the Title Defect Value of which does not exceed the Defect Threshold (B) if the aggregate adjustment to the Initial Consideration Payment determined in accordance with this Agreement for Title Defect Values that exceed the Defect Threshold does not exceed the Defect Deductible, then no adjustment of the Initial Consideration Payment shall be made therefor, and (C) if the aggregate adjustment to the Initial Consideration Payment determined in accordance with this Agreement for Title Defects does exceed the Defect Deductible of the Initial Consideration Payment prior to any adjustments thereto, then the Initial Consideration Payment shall only be adjusted by the amount in excess of such Defect Deductible.

(v)In the event that the Title Defect gives rise to the exclusion of all or part of any Asset from this Agreement as a result of that Title Defect, and there has been a reduction in the Initial Consideration Payment, and the Title Defect is cured by Seller after the Closing (provided Seller shall have no obligation to attempt to cure Title Defects), and Seller delivers to Buyer pertinent information reasonably necessary to document the curative action, within ninety (90) days after the Closing Date if not disputed, or immediately after the Arbitral Tribunal’s  determination under Section11.3, then, if Seller has not already conveyed the affected Asset to Buyer, Seller shall have the option to put the excluded Asset to Buyer, such put option shall be exercised by Seller delivering written notice to Buyer of Seller’s election to put the excluded Asset to Buyer, and, in exchange for an assignment in the form of Exhibit C, effectuating the transfer of the excluded Asset, Buyer shall promptly pay to Seller an amount equal to the amount deducted from the Initial Consideration Payment (or as agreed or resolved in the event of a dispute), adjusted as provided in Section 3.3, with respect to such Asset. In the event Seller has already conveyed the affected Asset to Buyer, upon such Arbitral Tribunal’s  determination under Section 11.3, Buyer shall promptly pay to Seller an amount, if any, owing to Seller as determined by the Arbitral Tribunal. Any dispute regarding matters arising under this Section 11.1(c)(v) shall be resolved exclusively by arbitration using the procedures specified in Section11.3.

(vi)If applicable, Buyer may terminate this Agreement pursuant to Section13.1(c).

(d)Title Benefits

(i)Should either Party or such Party’s representatives discover any Title Benefit on or before the end of the Examination Period, Seller shall have the right, and Buyer shall have the obligation, to notify the other Party thereof on or before the end of the Examination Period, which notice shall include (i) a description of the Title Benefit(s), (ii) the Asset affected (each, a “Title Benefit Property”), (iii) the Allocated Value of such Title Benefit Property, (iv) documentation sufficient to reasonably support the asserted Title Benefit, and (v) the amount by which the asserting Party reasonably believes the Allocated Value of such Title Benefit Property is increased by the alleged Title Benefit and the computations and information upon which such Party’s belief is based.

(ii)With respect to each Title Benefit Property reported under Section 11.1(d)(i) (or which should have been reported by Buyer under Section 11.1(d)(i)), (i) if the Net Revenue Interest or net acres, as applicable, of such Title Benefit Property is greater than the Net Revenue Interest or net acres stated therefor on Exhibit A –Part II, as applicable, then the Initial Consideration Payment shall be increased by an amount equal to the product of the Allocated Value of such Title Benefit Property multiplied by a fraction, the numerator of which is the increase in actual Net Revenue Interest or net acres, as applicable, and the denominator of which is the Net Revenue Interest or net acres stated on Exhibit A –Part II, and (ii) if the Working Interest of such Title Benefit Property is less than the Working Interest stated therefor on Exhibit A –Part II (without a proportionate reduction in the corresponding Net Revenue Interest stated on Exhibit A –Part II, as applicable), then the Initial Consideration Payment shall be increased by an amount mutually agreed by Seller and Buyer.  The amount by which the Initial Consideration Payment is increased pursuant to the preceding sentences of this Section 11.1(d)(ii) shall be referred to herein as the “Title Benefit Amount.”

(iii)Notwithstanding anything to the contrary in this Agreement, (A) in no event shall there be any adjustments to the Initial Consideration Payment or any other remedies under this Agreement for any individual Title Benefit if the Title Benefit Amount of which does not exceed the Title Benefit Threshold, (B) if the aggregate adjustment to the Initial Consideration Payment determined in accordance with this Agreement for Title Benefit Amounts that exceed the Title Benefit Threshold does not exceed the Title Benefit Deductible, then no adjustment of the Initial Consideration Payment shall be made therefor, and (C) if the aggregate adjustment to the Initial Consideration Amount determined in accordance with this Agreement does exceed the Title Benefit Deductible of the Initial Consideration Payment prior to any adjustment thereto, then the Initial Consideration Payment shall only be adjusted by the amount in excess of the Title Benefit Deductible.

(iv)Any dispute on whether a Title Benefit exists or the Title Benefit Amount shall be resolved exclusively by arbitration using the procedures specified in Section 11.3.

11.2 Environmental Matters.

(a)Environmental Review.

(i)Buyer shall have the right to conduct or cause a consultant (“Buyer’s Environmental Consultant”) to conduct a standard Phase I environmental review of the Assets, subject to any Third Party operator consents or conditions, and Seller’s  Records (as set forth in Section 10.1) prior to the expiration of the Examination Period (“Buyer’s Environmental Review”).  The cost and expense of Buyer’s Environmental Review, if any, shall be borne solely by Buyer.   The scope of work comprising Buyer’s Environmental Review shall be disclosed to Seller prior to commencement thereof and shall not include any intrusive test or procedure (for example, digging, boring, or sampling of soils).  Buyer shall (and shall cause Buyer’s Environmental Consultant to): (A) consult with Seller before conducting any work comprising Buyer’s Environmental Review, (B) perform all such work in a safe and workmanlike manner and so as to not unreasonably interfere with operations of the Assets, and (C) comply with all applicable laws, rules, and regulations.  Seller shall have the right to have a representative or representatives accompany Buyer and Buyer’s Environmental Consultant at all times during Buyer’s Environmental Review. The Parties shall execute a “common undertaking” letter regarding the confidentiality for the Environmental Review where appropriate.    Buyer hereby agrees to release, defend, indemnify and hold harmless Seller Indemnified Parties from and against all Claims arising from, out of or in connection with, or otherwise relating to, Buyer’s Environmental Review, or, any other access to the Assets by Buyer,  REGARDLESS OF THE SOLE, JOINT, CONCURRENT OR COMPARATIVE NEGLIGENCE (BUT NOT ANY SELLER INDEMNITIES’ GROSS NEGLIGENCE OR WILLFUL MISCONDUCT), STRICT LIABILITY, REGULATORY LIABILITY, STATUTORY LIABILITY, BREACH OF CONTRACT, BREACH OF WARRANTY OR OTHER FAULT OR RESPONSIBILITY OF A SELLER PARTY OR ANY OTHER PERSON OR PARTY.

(ii)Unless otherwise required by applicable law,  Buyer shall (and shall cause Buyer’s Environmental Consultant to) treat confidential any matters revealed by Buyer’s Environmental Review and any reports or data generated from such review (the “Environmental Information”), and Buyer shall not (and shall cause Buyer’s Environmental Consultant to not) disclose any Environmental Information to any Governmental Authority or other Third Party without the prior written consent of Seller.  Buyer may use the Environmental Information only in connection with the transactions contemplated by this Agreement.   If Buyer,  Buyer’s Environmental Consultant, or any Third Party to whom Buyer has provided any Environmental Information become legally compelled to disclose any of the Environmental Information,  Buyer shall provide Seller with prompt notice sufficiently prior to any such disclosure so as to allow Seller to file any protective order, or seek any other remedy, as it deems appropriate under the circumstances.  If this Agreement is terminated prior to the Closing,  Buyer shall deliver the Environmental Information to Seller, which Environmental Information shall become the sole property of Seller.   Buyer shall provide copies of the Environmental Information to Seller upon written request from Seller and with payment of any reasonable out of pocket expenses of Buyer for such copies.

(b)Notice of Environmental Defects.

(i)If Buyer discovers any Environmental Defect affecting the Assets, Buyer shall notify Seller as promptly as practicable, but no later than the expiration of the Examination Period of such alleged Environmental Defect, except as otherwise expressly set forth herein.   To be effective, such notice must: (A) be in writing; (B) be received by Seller by 5:00 p.m. Central Time on the expiration date of the Examination Period; (C) describe the Environmental Defect in sufficient, specific detail, including, without limitation, (1) the written conclusion that an Environmental Defect exists, which conclusion shall be reasonably substantiated by the factual data gathered in Buyer’s Environmental Review, and (2) a separate specific citation of the provisions of Environmental Laws alleged to be violated and the related facts that substantiate such violation; (D) identify the specific Assets affected by such Environmental Defect, including, without limitation, a site plan showing the location of the Environmental Defect; (E) make recommendations from Buyer’s Environmental Consultant to cure the Environmental Defect; and (F) state Buyer’s estimate of the Environmental Defect Value, including the basis for such estimate, for which Buyer would agree to adjust the Initial Consideration Payment in order to accept such Environmental Defect if Seller elected Section 11.2(c)(i) as the remedy therefor.

(ii)Any matters that may otherwise constitute Environmental Defects, but of which Seller has not been specifically notified by Buyer in accordance with the foregoing, together with any environmental matter that does not constitute an Environmental Defect, shall be deemed to have been waived by Buyer for the purposes of this Article XI.

(iii)Upon the receipt of such effective notice from Buyer,  Seller may (A) attempt to cure such Environmental Defect at any time prior to the Closing, or, with Buyer’s consent, post-Closing, in a manner that is consistent with the applicable

Environmental Laws or (B) exclude the affected Asset from the sale and reduce the Initial Consideration Payment by the Allocated Value of such affected Asset.

(c)  Remedies for Environmental Defects.

(i)With respect to each Environmental Defect described in a notice delivered in accordance with Section 11.2(b)(i) that (A) Seller does not cure on or before the Closing, or, with Buyer’s consent, post-Closing and (B) affects an Asset which Seller has elected to exclude from the sale pursuant to Section 11.2(b)(iii),  except as otherwise provided in this Section 11.2(c),  the Initial Consideration Payment shall be reduced by the Environmental Defect Value of such Environmental Defect as agreed by the Parties, but in no event with respect to item (A) shall the Initial Consideration Payment be reduced by more than the Allocated Value of the affected Asset.

(ii)If Buyer and Seller have not agreed as to the (A) validity of any asserted Environmental Defect,  (B) the Environmental Defect Value attributable thereto, or (C) the adequacy of the cure, then on or before three (3) Business Days prior to the Scheduled Closing Date any Party shall have the right to elect to have (1) the validity of the asserted Environmental Defect, (2) the Environmental Defect Value for such Environmental Defect, or (3) the adequacy of the cure, determined by an Arbitral Tribunal pursuant to Section11.3.  If the validity of any such asserted Environmental Defect or the amount of any such Environmental Defect Value is not determined by the Closing, the Asset affected by such disputed Environmental Defect shall be excluded from the sale and the Initial Consideration Payment paid at Closing shall be reduced by the Allocated Value of that Asset.  Upon resolution of such dispute, subject to this Section 11.2,  Buyer shall pay Seller the Allocated Value of the affected Asset less the determined Environmental Defect Value, and Seller shall simultaneously convey the affected Asset to Buyer.

(iii)Notwithstanding anything to the contrary in this Agreement, (A)  in no event shall there be any adjustments to the Initial Consideration Payment or other remedies under this Agreement for any individual Environmental Defect the Environmental Defect Value of which does not exceed the Defect Threshold, (B) if the aggregate adjustment to the Initial Consideration Payment determined in accordance with this Agreement for Environmental Defect Values that exceed the Defect Threshold does not exceed the Defect Deductible prior to any adjustments thereto, then no adjustment of the Initial Consideration Payment shall be made therefor, and (C) if the aggregate adjustment to the Initial Consideration Payment determined in accordance with this Agreement for Environmental Defect Values does exceed the Defect Deductible prior to any adjustments thereto, then the Initial Consideration Payment shall only be adjusted by the amount in excess of such Defect Deductible.

(iv)In the event that the Environmental Defect gives rise to the exclusion of all or part of any Asset from this Agreement as a result of that Environmental Defect, and there has been a reduction in the Initial Consideration Payment, and the Environmental Defect is cured by Seller to Buyer’s reasonable satisfaction after the Closing, or if there is no agreement among the Parties, as determined by the Arbitral Tribunal (provided Seller shall have no obligation to attempt to cure Environmental Defect), and Seller delivers to Buyer pertinent information reasonably necessary to document the curative action, within ninety (90) days after the Closing Date if not disputed, or immediately after the Arbitral Tribunal’s  determination under Section 11.3, then Seller shall have the option to put the excluded Asset to Buyer, such put option shall be exercised by Seller delivering written notice to Buyer of Seller’s election to put the excluded Asset to Buyer, and, in exchange for an assignment in the form of Exhibit C, effectuating the transfer of the excluded Asset, Buyer shall promptly pay to Seller an amount equal to the amount deducted from the Initial Consideration Payment (or as agreed or resolved in the event of a dispute), adjusted as provided in Section3.3, with respect to such Asset.  Any dispute regarding matters arising under this Section 11.2(c)(iv) shall be resolved exclusively by arbitration using the procedures specified in Section11.3.

(v)If applicable, Buyer may terminate this Agreement pursuant to Section 13.1(c).

11.3Arbitration.

(a)Prior to the initiation of arbitration as set forth in this Section 11.3, in the event of any dispute arising out of or related to asserted Title and/or Environmental Defects under this Agreement, the principals of each Buyer and Seller capable of entering into a binding, final decision shall meet in person at Seller’s office in Austin, Texas, to discuss and attempt in good faith to resolve the dispute.  If Buyer and Seller are unable to resolve the dispute, the following provisions of this Section 11.3 shall control.

(b)Any dispute, controversy, or claim, (collectively, “Dispute”), arising out of or related to asserted Title and/or Environmental Defects shall be finally resolved by binding arbitration administered by the American Arbitration Association (“AAA”) in accordance with the Commercial Arbitration Rules of the AAA (“AAA Commercial Rules”).  The Party initiating the arbitration shall name a qualified, impartial, and independent arbitrator with its demand for arbitration.  Within fifteen (15) days after the receipt of the demand for arbitration, the other Party shall name a qualified, impartial and independent arbitrator with its answering statement.  Within twenty (20) days after the appointment of the second arbitrator, the two (2) arbitrators so appointed shall name the third qualified, independent arbitrator, who shall serve as chairperson of the “Arbitral Tribunal”.  Should either Party, or the two (2) appointed arbitrators, fail to appoint an arbitrator within the time provided, that arbitrator shall be appointed by the AAA.  Prior to the appointment of the chairperson, a Party may apply to any court having relevant jurisdiction for an order preserving the status quo ante or evidence in anticipation of arbitration.  Any and all of the Arbitral Tribunal’s  orders and decisions, including, without limitation, interim orders, may be enforced by any court having relevant jurisdiction.

(c)The arbitrators selected to act hereunder shall be qualified by a minimum of fifteen (15) years’ experience in the oil and gas industry to pass on the particular question in dispute.  The arbitrators shall promptly hear and determine (after due notice of hearing and giving the Parties a reasonable opportunity to be heard) the questions submitted, and shall render their decision as expeditiously as reasonably possible, but in no event later than one hundred eighty (180) days after appointment of the chairperson.  The seat of the arbitration shall be Houston, Texas, and all hearings shall take place at the seat, unless otherwise agreed by the parties

(d)The charges and expenses of the arbitrator shall be shared equally by Seller and Buyer.

(e)The arbitral award shall be final and binding upon the Parties as to the questions submitted.  Buyer and Seller will abide by and comply with, and shall not appeal, the award. The arbitrators shall set forth the reasons for the award in writing.  The award may be confirmed in, and judgment upon the award entered by, any court having competent jurisdiction over the Parties.  The law governing all such Disputes shall be the laws of the State of Texas, including, without limitation, the Uniform Commercial Code as in effect in the State of Texas, as the same may be amended from time to time, but without regard to conflicts of laws principles.  The fees and expenses of the arbitrator shall be shared one-half by Seller and one-half by Buyer, except that each Party shall bear the compensation and expenses of its own counsel, witnesses, and employees.  Any payment to be made as the result of any Dispute resolved by arbitration hereunder that arises prior to the settlement of any amounts owed pursuant to the Final Settlement Statement shall be accomplished pursuant to the Final Settlement Statement, with the final payment due thereunder being deferred until the arbitrators have rendered their decisions with respect to any such disputes.

11.4Casualty or Condemnation Loss.

(a)Notwithstanding anything herein to the contrary, from and after the Initial Valuation Date, subject to the Closing,  Buyer shall assume all risk of loss with respect to production of Hydrocarbons through normal depletion (including watering out of any well, collapsed casing or sand infiltration of any well) and the depreciation of Personal Property due to ordinary wear and tear, in each case, with respect to the Assets.

(b)If the loss as a result of such individual casualty or taking exceeds the Defect Deductible and the Parties proceed to Closing,  Seller shall promptly notify Buyer of Seller’s election by written notice to Buyer  prior to Closing either (i) to cause the Assets affected by such casualty or taking to be repaired or restored to at least its condition prior to such casualty or taking, at Seller’s sole cost, as promptly as reasonably practicable (which work may extend after the Closing Date) or (ii) to indemnify Buyer through a document reasonably acceptable to Seller and Buyer against any costs or expenses that Buyer reasonably incurs to repair the Assets subject to such casualty or taking, or (iii) Seller, at Closing, shall pay to Buyer all sums paid or payable to Seller by Third Parties by reason of such casualty or taking insofar as with respect to the Assets and shall assign, transfer and set over to Buyer or subrogate Buyer to all of Seller’s right, title and interest (if any) in insurance claims, unpaid awards and other rights against Third Parties (excluding any Liabilities, other than insurance claims, of or against any Seller Indemnified Parties) arising out of such casualty or taking insofar as with respect to the Assets; provided, however, that in the case of (iii),  Seller shall reserve and retain

(and Buyer shall assign to Seller) all rights, title, interests and claims against Third Parties for the recovery of Seller’s costs and expenses incurred prior to the Closing Date in pursuing or asserting any such insurance claims or other rights against Third Parties or in defending or asserting rights in such condemnation or eminent domain action with respect to the Assets.  In the case of (i) - (ii), Seller shall retain all rights to insurance, condemnation awards and other claims against Third Parties with respect to the casualty or taking except to the extent the Parties otherwise agree in writing.

(c)If any action for condemnation or taking under right of eminent domain is pending or threatened with respect to any Asset or portion thereof after the date of this Agreement, but no taking of such Asset or portion thereof occurs prior to the Closing Date,  Buyer shall nevertheless be required to close and Seller, at Closing, shall assign, transfer and set over to Buyer or subrogate Buyer to all of Seller’s right, title and interest (if any) in such condemnation or eminent domain action, including any future awards therein, insofar as they are attributable to the Assets threatened to be taken, except that Seller shall reserve and retain (and Buyer shall assign to Seller) all rights, titles, interests and claims against Third Parties for the recovery of Seller’s costs and expenses incurred prior to the Closing in defending or asserting rights in such action with respect to the Assets.

11.5Preferential Purchase Rights and Consents to Assign.

(a)The provisions of this Section 11.5 shall apply to preferential rights to purchase set forth on Schedule 4.7 that are validly exercisable as a result of the sale of the Properties contemplated hereby and that enable a Third Party to purchase a Property or any part thereof, as a result of such sale of such Properties (or portion thereof) to Buyer (such rights hereafter referred to as “Preference Rights”).

(b)As soon as reasonably practicable following the complete execution of this Agreement, Seller shall send notices of the transactions contemplated hereby to holders of validly exercisable Preference Rights (“Preference Notices”).  The Preference Notices shall be in a form reasonably satisfactory to Buyer, and shall include the Allocated Value of the Property or portion thereof affected by each Preference Right.  The Preference Notices shall require the Preference Rights holder to respond in writing with an election to either exercise or not exercise its Preference Rights within the time required under the Preference Rights.  After receiving a response to a Preference Notice, Seller shall promptly provide a copy of the response to Buyer at the address set forth in this Agreement.

(c)In the event, and only in such event, the holder of a Preference Right elects to validly and properly exercise such Preference Right and to purchase the Property subject thereto, Buyer shall have the right to terminate this Agreement in accordance with Section 13.1(e) and Seller shall convey the Property or portion of the Property subject to     Preference Right to the holder of such Preference Right at the Closing.    In the event the holder of a Preference Right elects to exercise such Preference Right but ultimately fails to close on the Property subject thereto, then upon the mutual agreement of the Parties, this Agreement shall remain in effect as to such Property, and Buyer shall indemnify, defend and hold harmless Seller in relation to such Preference Right.

(d)As soon as reasonably practicable following the complete execution of this Agreement, Seller shall send to each holder of a right to consent to assignment pertaining to the Assets and the transactions contemplated hereby a notice seeking such party’s consent to the transaction contemplated hereby.  If Seller fails to obtain a consent prior to the Closing and the failure to obtain such consent would cause the assignment of such Asset to Buyer to be void (“Hard Consent”), then at Buyer’s election, Seller shall attempt to obtain post-Closing consent to the assignment by the Final Settlement Date, and Seller shall continue to hold the operating rights or other legal title to such Asset as nominee for Buyer.  Seller shall not be obligated to incur any expenses, obligations or other liabilities, or be responsible for any Claims, in Seller’s capacity as nominee and Buyer shall indemnify, defend and hold harmless Seller in relation to such Assets.  Seller and Buyer, as between themselves, shall treat and deal with such Assets as if full legal and equitable title to such Assets had passed from Seller to Buyer at Closing. If Seller fails to obtain a consent prior to Closing and such consent does not relate to a material Asset or the failure to obtain such consent would not cause the assignment of such Asset to Buyer to be void or materially affect the value or use of the Asset, then Buyer shall have no rights or remedies against Seller with respect thereto.  Seller shall use its good faith efforts to secure all the consents to assignment prior to the Deposit Date.

ARTICLE XII
ASSUMPTION; INDEMNIFICATION; SURVIVAL

12.1Assumption of Obligations by the Buyer.Effective as of the Closing, but subject to Section 12.6, Buyer assumes and hereby agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid or discharged) all obligations and Liabilities, known or unknown, with respect to the Assets arising on or after the Initial Valuation Date, including but not limited to the P&A Obligations and all other obligations and Liabilities relating in any manner to the conduct of the Business or the use, ownership or operation of the Assets, including but not limited to obligations to:

(a)furnish makeup gas and/or settle Imbalances according to the terms of applicable gas sales, processing, gathering or transportation Contracts;

(b)pay Working Interests, royalties, overriding royalties and other interest, owners revenues or proceeds attributable to sales of Hydrocarbons relating to the Properties;

(c)the P&A Obligations;

(d)perform all obligations applicable to or imposed on the lessee or owner under the Leases and the Applicable Contracts, or as required by Laws;

(e)all Liabilities attributable to the Assets arising from, attributable to or alleged to be arising from or attributable to, a violation of or the failure to perform any obligation imposed by any Environmental Law or otherwise relating to the environmental condition of the Assets; and

(f)Production Taxes allocable to Buyer pursuant to Section 2.3 (except to the extent any such Production Tax is economically borne by Buyer pursuant to the application of Section 3.3(a)(i)).

All of said obligations and Liabilities referenced in this Section 12.1, subject to the exclusions below, are herein referred to as the “Assumed Obligations”.

12.2Retention of Obligations by Seller.    Effective as of the Closing, but subject to Section 12.6, Seller retains and hereby agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, paid or discharged) all obligations and Liabilities with respect to the Assets for which Seller agrees to indemnify Buyer under Section 12.3.  All of said obligations and Liabilities referenced in this Section 12.2 are herein referred to as “Retained Obligations”.

12.3Indemnities of Seller.    Effective as of the Closing, subject to the limitations in this Article XII,  Seller shall be responsible for, and hereby agrees to defend, indemnify, hold harmless and forever release Buyer and its Affiliates and all of its and their respective stockholders, partners, members, directors, officers, managers, employees, agents and representatives (collectively, “Buyer Indemnified Parties”) from and against any and all Liabilities, arising from, based upon, related to or associated with:

(a)Any of the Excluded Assets;

(b)any breach of any representation or warranty made by Seller contained in Article IV;

(c)any breach of Seller’s covenants or agreements contained in Section 11.2; and

(d)taxes or assessments being contested by Seller.

(e)any broker’s or finder’s fees.

Provided that the amount of liabilities for which Buyer is entitled to indemnity under this Section 12.3 shall be reduced by the amount of insurance proceeds realized by any of the Buyer Indemnified Parties in connection with the indemnified liabilities under this Section 12.3.

12.4Indemnities of Buyer.    Effective as of the Closing, subject to Section 12.3,  Buyer and each of its successors and assigns shall assume, be responsible for, and hereby agree to defend, indemnify, hold harmless and forever release Seller and its Affiliates and all of their respective stockholders, partners, members, directors, officers, managers, employees, agents and representatives (collectively, “Seller Indemnified Parties”) from and against any and all liabilities arising from, based upon, related to or associated with:

(a)the Assumed Obligations;

(b)ownership or operation of the Assets on or after the Initial Valuation Date;

(c)Environmental Defects related or attributable to the Assets;

(d)any breach of any representation or warranty made by Buyer contained in Article V; and

(e)any breach of Buyer’s covenants or agreements.

Provided that the amount of liabilities for which Seller is entitled to indemnity under this Section 12.4 shall be reduced by the amount of insurance proceeds realized by any of the Seller Indemnified Parties in connection with the indemnified liabilities under this Section 12.4.

12.5Express Negligence.    The indemnification, release, Assumed Obligations and Retained Obligations provided for in this Agreement shall be applicable whether or not the liabilities, losses, costs, expenses and damages in question arose or resulted solely or in part from the sole, active, passive, concurrent or comparative negligence, strict liability or other fault or violation of law of or by any Indemnified Party, except for gross negligence and willful misconduct.  Buyer and Seller acknowledge that this statement complies with the express negligence rule and is conspicuous.

12.6Indemnification Procedures.  All claims for indemnification under Sections 12.3 and 12.4 shall be asserted and resolved as follows:

(a)Notwithstanding anything to the contrary in this Agreement, the Buyer Indemnified Parties shall not be entitled to indemnification under, and shall not assert any claim for indemnification pursuant to, Section 12.3 until the aggregate amount of such claims exceeds two percent (2.0%) of the Initial Consideration Payment (the “Indemnification Threshold”), and then only to the extent the claim exceeds the Indemnification Threshold.  In no event will Buyer Indemnified Parties be entitled to indemnification under Section 12.3 once the aggregate of all claims made under such Section equals fifteen percent (15%) of the Initial Consideration Payment (the “Indemnification Cap”); provided that the Indemnification Threshold and/or the Indemnification Cap shall not apply with respect to any claim for indemnification asserted under Section12.3(a).

(b)For purposes of this Article XII, the term “Indemnifying Party” when used in connection with particular Liabilities shall mean the party or parties having an obligation to indemnify another party or parties with respect to such Liabilities pursuant to this Article XII, and the term “Indemnified Party” when used in connection with particular Liabilities shall mean the party or parties having the right to be indemnified with respect to such Liabilities by another party or parties pursuant to this Article XII.

(c)To make claim for indemnification under Sections 12.3 or 12.4, an Indemnified Party shall notify the Indemnifying Party of its claim under this Section 12.6, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”).  In the event that the claim for indemnification is based upon a claim by a Third Party against the Indemnified Party (a “Claim”), the Indemnified Party

shall provide its Claim Notice promptly after the Indemnified Party has actual knowledge of the Claim and shall enclose a copy of all papers (if any) served with respect to the Claim;  provided that the failure of any Indemnified Party to give notice of a Claim as provided in this Section 12.6 shall not relieve the Indemnifying Party of its obligations under Sections 12.3 or 12.4 (as applicable) except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively defend against the Claim or otherwise materially prejudices the Indemnifying Party’s ability to defend against the claim.  In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement that was inaccurate or breached.

(d)In the case of a claim for indemnification based upon a Claim, the Indemnifying Party shall have 30 days from its receipt of the Claim Notice to notify the Indemnified Party whether it admits or denies its liability to defend the Indemnified Party against such Claim at the sole cost and expense of the Indemnifying Party.  The Indemnified Party is authorized, prior to and during such 30-day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party.

(e)If the Indemnifying Party admits its liability, it shall have the right and obligation to diligently defend, at its sole cost and expense, the Claim.  The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof.  If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate in contesting any Claim which the Indemnifying Party elects to contest.  The Indemnified Party may participate in, but not control, any defense or settlement of any Claim controlled by the Indemnifying Party pursuant to this Section 12.6(e).  An Indemnifying Party shall not, without the written consent of the Indemnified Party, (i) settle any Claim or consent to the entry of any judgment with respect thereto which does not include an unconditional written release of the Indemnified Party from all liability in respect of such Claim or (ii) settle any Claim or consent to the entry of any judgment with respect thereto in any manner that may materially and adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity).

(f)If the Indemnifying Party does not admit its liability or admits its liability but fails to diligently prosecute or settle the Claim, then the Indemnified Party shall have the right to defend against the Claim at the sole cost and expense of the Indemnifying Party, with counsel of the Indemnified Party’s choosing, subject to the right of the Indemnifying Party to admit its liability and assume the defense of the Claim at any time prior to settlement or final determination thereof.  If the Indemnifying Party has not yet admitted its liability for a Claim, the Indemnified Party shall send written notice to the Indemnifying Party of any proposed settlement and the Indemnifying Party shall have the option for ten (10) days following receipt of such notice to (i) admit in writing its liability for the Claim and (ii) if liability is so admitted, reject, in its reasonable judgment, the proposed settlement.

(g)In the case of a claim for indemnification not based upon a Claim, the Indemnifying Party shall have thirty (30) days from its receipt of the Claim Notice to (i) cure the Liabilities complained of, (ii) admit its liability for such Liability or (iii) dispute the claim for such Liabilities.  If the Indemnifying Party does not notify the Indemnified Party within such thirty-day period that it has cured the Liabilities or that it disputes the claim for such Liabilities, the amount of such Liabilities shall conclusively be deemed a liability of the Indemnifying Party hereunder.

12.7Survival.  Each representation, warranty, covenant and agreement made herein shall terminate and cease to be of further force and effect as of the Closing or such later date after Closing as is expressly stipulated in this Section for the survival thereof; except as to claims for indemnification permitted by this Article XII as to which a bona fide Claim Notice with respect to such Claim has been delivered to the applicable Indemnifying Party on or prior to such date.  If any Asset becomes a retained Asset and the Closing with respect thereto is delayed pursuant to Section 11.3, the Parties’ respective representations, warranties, covenants and agreements provided for in this Agreement with respect to such retained Asset shall survive under this Section 12.7 in relation to such delayed Closing rather than the initial Closing under this Agreement.  In addition, the definitions set forth in the Definitions section at the beginning of this Agreement or in any other provision of this Agreement which are used in the representations, warranties, covenants and agreements which survive the Closing pursuant to this Section shall survive the Closing to the extent necessary to give operative effect to such surviving representations, warranties, covenants and agreements.  It is expressly agreed that:

(a)Sections 4.1, 4.2,  4.3,  4.11,  6.2,  6.3, 6.4, 11.3,  12.1, and Article V shall survive indefinitely.

(b)The covenants and agreements of Buyer in Section 6.5 shall survive the Closing for a period of seven years.

(c)Sections 4.5, 4.6, 4.8, 4.12, 4.13, 4.14, 4.15, 4.16, 4.17, 4.18, 4.19, and 4.20 survive the Closing for a period of six months.

(d)Sections 4.4, 4.7, and 4.9 shall terminate on the Closing Date;

(e)All covenants and obligations of Seller not identified in the preceding clauses (a) – (d) shall survive until the first anniversary of the Closing Date.

(f)Section  4.10 shall survive the Closing for a period equal to the statute of limitations.

(g)The indemnities in Article XII shall terminate as of the termination date of each respective covenant or agreement that is subject to indemnification, except in each case as to matters for which a specific written claim for indemnity has been delivered to the Indemnifying Party on or before such termination date.

12.8Non-Compensatory Damages.    None of the Buyer Indemnified Parties nor Seller Indemnified Parties shall be entitled to recover from Seller or Buyer, or their respective Affiliates, any indirect, consequential, punitive or exemplary damages or damages for lost profits of any kind arising under or in connection with this Agreement or the transactions contemplated hereby, except to the extent any such party suffers such damages (including costs of defense and reasonable attorney’s fees incurred in connection with defending of such damages) to a Third Party, which damages (including costs of defense and reasonable attorney’s fees incurred in connection with defending against such damages) shall not be excluded by this provision as to recovery hereunder.  Subject to the preceding sentence, Buyer, on behalf of each of the Buyer Indemnified Parties, and Seller, on behalf of each of Seller Indemnified Parties, waive any right to recover punitive, special, exemplary and consequential damages, including damages for lost profits, arising in connection with or with respect to this Agreement or the transactions contemplated hereby.

12.9Disclaimer of Application of Anti-Indemnity Statutes.  The Parties acknowledge and agree that the provisions of any anti-indemnity statute relating to oilfield services and associated activities shall not be applicable to this Agreement and/or the transactions contemplated hereby.

ARTICLE XIII
TERMINATION, DEFAULT AND REMEDIES

13.1Right of Termination.    This Agreement and the transactions contemplated herein may be terminated at any time at or prior to Closing:

(a)by mutual-written consent of the Parties;

(b)by Seller, at Seller’s option, if any of the conditions set forth in Article VIII have not been satisfied on or before the Scheduled Closing Date, or such other date agreed by Buyer and Seller in accordance with Section 9.1;

(c)by Buyer, at Buyer’s option, if any of the conditions set forth in Article VII have not been satisfied on or before the Scheduled Closing Date, or such other date agreed by Buyer and Seller in accordance with Section 9.1

(d)by Seller or Buyer if the Closing shall not have occurred on or before thirty (30) days after the Scheduled Closing Date (the “Outside Date”);

(e)by Buyer if the holder of a Preference Right validly and properly exercises such Preference Right to purchase the Property subject thereto;

provided, however, that no party shall have the right to terminate this Agreement pursuant to clause (a), (b) or (c) above if such party or its Affiliates are at such time in material breach of any provision of this Agreement.

13.2Effect of Termination; Deposit.    If the obligation to close the transactions contemplated by this Agreement is terminated pursuant to any provision of Section 13.1 hereof, then, except as provided in Section 3.2 and except for the provisions of Sections 1.1, 10.2, 10.3, 12.8, and this Section 13.2 and Article XVI (other than Sections 16.2(b), 16.8, 16.9, and 16.10), and any other provision hereof which, by its very nature, must survive such termination so as to carry out the stated intent of Buyer and Seller, this Agreement shall forthwith become of no further force or effect and the Parties shall have no liability or obligation hereunder, and within five (5) days following such termination, Seller and Buyer shall  instruct the Escrow Agent to disburse the Deposit and all interest earned thereon to Buyer and to close the Escrow Account, except and to the extent such termination results from the material breach by a party of this Agreement.  Upon a material breach of this Agreement by Seller that is not cured by the Closing Date,  and provided that Buyer has notified Seller of such material breach and afforded Seller at least five (5) days to cure such breach, Buyer, at its sole option and as its sole remedy, may (i) enforce specific performance, or (ii) terminate this Agreement, and within five (5) days following such termination, Seller and Buyer shall instruct Escrow Agent to disburse the Deposit and all interest earned thereon to Buyer and close the Escrow Account.  Upon a material breach of this Agreement by Buyer that is not cured by the Closing Date, and provided that Seller has notified Buyer of such material breach and afforded Buyer at least five (5) days to cure such breach, Seller, at its sole option and as its sole remedy, may (i) enforce specific performance, or (ii) terminate this Agreement, and within five (5) days following such termination, Seller and Buyer shall instruct the Escrow Agent to disburse the Deposit to the Seller and close the Escrow Account.    If, pursuant to Section 8.4, Seller is unable to obtain board approval for consummation of the transactions contemplated herein, and Seller consequently terminates this Agreement under Section 13.1(b) as a result of such failure, then within five (5) days following such termination, Seller and Buyer shall instruct Escrow Agent to disburse the Deposit and all interest earned thereon to Buyer and close the Escrow Account, and Seller shall deposit by wire transfer in same-day funds with Buyer the sum of US$5,000,000.00, as a termination fee.

ARTICLE XIV
CONTINGENT PURCHASE

14.1Contingent Purchase.

(a)Subject to the terms and conditions of this Agreement and  upon the occurrence of the Contingent Parameter-Upper Eagleford, as defined in Section 14.2(a) below, at any time prior to three (3) years following the Closing Date, Buyer shall pay Seller the Contingent Consideration-Upper Eagleford by wire transfer in same day funds.  The Contingent Consideration-Upper Eagleford shall not be subject to any deductions, offsets or adjustments.  If the Contingent Parameter-Upper Eagleford is not fulfilled prior to three (3) years following the Closing Date (the “Contingent Upper Eagleford Transaction Term”), the Buyer’s obligation to pay the Contingent Consideration-Upper Eagleford shall terminate and the Parties shall have no further liability or obligation, and the Agreement shall forthwith become of no further force or effect, with respect to payment of the Contingent Consideration-Upper Eagleford.

(b)Subject to the terms and conditions of this Agreement and upon the occurrence of the Contingent Parameter-NYMEX Strip Price, as defined in Section 14.2(b) below, Buyer shall pay Seller the Contingent Consideration- NYMEX Strip Price by wire transfer in same day funds immediately after Seller provides Buyer with written notice of the occurrence of the Contingent Parameter-NYMEX Strip Price (but in no event later than two (2) Business Days after such notice).  The Contingent Consideration-

NYMEX Strip Price shall not be subject to any deductions, offsets or adjustments.  If the Contingent Parameter-NYMEX Strip Price is not fulfilled within the twelve (12) month period beginning on January 1, 2015 and ending on December 31, 2015 (the “Contingent NYMEX Strip Price Transaction Term”), the Buyer’s obligation to pay the Contingent Consideration- NYMEX Strip Price shall terminate and the Parties shall have no further liability or obligation, and the Agreement shall forthwith become of no further force or effect, with respect to payment of the Contingent Consideration- NYMEX Strip Price.

14.2Contingent Parameters.

(a)Buyer’s payment of the Contingent Consideration-Upper Eagleford is expressly subject to the drilling and completion of ten (10) cumulative gross Upper Eagle Ford Formation oil and/or gas wells, as defined on Exhibit D hereto (the “Upper Eagle Ford Formation Wells”) operated by Murphy, or successor operator, on the Lands and Leases, which shall be inclusive of any Upper Eagle Ford Formation Wells already drilled or in the process of being drilled by Murphy, or successor operator (the “Contingent Parameter-Upper Eagleford”).

(b)Buyer’s payment of the Contingent Consideration-NYMEX Strip Price is expressly subject to the occurrence, within the Contingent NYMEX Strip Price Transaction Term, of the New York Mercantile Exchange 2016 calendar year strip price of light sweet crude oil (WTI) (the “Strip Price”) exceeding eighty dollars ($80.00) per barrel for any two (2) consecutive calendar months (the “Contingent Parameter-NYMEX Strip Price”).  The Strip Price for calendar year 2016 shall be calculated as the arithmetic average of the closing prices of each of the twelve monthly futures contracts quoted on the New York Mercantile Exchange for delivery in calendar year 2016.  Such prices shall be those quoted by Bloomberg on the third business day prior to the end of each calendar month in 2015.

14.3Collateral Support. Prior to the Closing Date, Buyer shall cause, at Buyer’s own expense, a Qualified LC Issuing Bank to issue a qualified Letter of Credit, which recites that upon Closing, said Qualified LC Issuing Bank will issue and deliver to Seller a Letter of Credit issued to Buyer in favor of Seller in an amount equal to the Contingent Consideration-Upper Eagleford.  Thereafter upon Closing, and in no event later than the Outside Date, Buyer shall cause, at Buyer’s own expense, the Qualified LC Issuing bank that issued the qualified Letter of Credit to issue and maintain, by renewal or replacement, a Letter of Credit in favor of Seller in an amount equal to the Contingent Consideration-Upper Eagleford.

(a)The Letter of Credit shall constitute security for payment of the Contingent Consideration-Upper Eagleford and have a term at least equal to the Contingent Upper Eagleford Transaction Term.  At least thirty (30) days prior to the expiration of the Letter of Credit then in effect, Buyer shall cause Qualified LC Issuing Bank to renew the Letter of Credit or issue a new Letter of Credit (such that there will be no interruption in the coverage) so that the new expiry date shall coincide with the expiration date of the Contingent Upper Eagleford Transaction Term, and deliver such renewed or new Letter of Credit to Seller.  If Buyer fails to provide the replacement or renewal Letter of Credit by the date required, Seller may draw the full amount of the

Letter of Credit prior to its expiration and the proceeds of the draw will be held by Seller until Buyer provides a replacement Letter of Credit meeting the requirements of this Section 14.3.  Notwithstanding the foregoing, upon Buyer’s payment of the Contingent Consideration-Upper Eagleford or expiration of the Contingent Upper Eagleford Transaction Term,  the Letter of Credit will be returned to Buyer within thirty (30) Days of such payment or termination.

(b)If, at any time while the Letter of Credit is in place as required pursuant to the terms of this Section 14.3, (i) the credit rating of the Qualified LC Issuing Bank providing such Letter of Credit is downgraded to less than a “A-” by Standard & Poor’s or to less than a “A3” by Moody’s Investor’s Service; or (ii) the credit rating of such Qualified LC Issuing Bank is downgraded to a “A-” by Standard & Poor’s or to a “A3” by Moody’s Investor’s Service, and also at that time or at any time thereafter (while such Qualified LC Issuing Bank has a credit rating of “A-” or “A3,” as applicable), such Qualified LC Issuing Bank is placed on a credit watch for further downgrade by such relevant entity, Buyer shall use commercially reasonable efforts within thirty (30) Business Days to, and will, within forty-five (45) Business Days, or as soon as is reasonably practicable thereafter of such event(s)/conditions occurring, replace the Letter of Credit with an equivalent new Letter of Credit from a replacement Qualified LC Issuing Bank that has a credit rating of at least “A-” by Standard & Poor’s or “A3” by Moody’s Investor’s Service.  If Buyer fails to provide the replacement Letter of Credit within such forty-five (45) Business Day period, or as soon as is reasonably practicable thereafter, Seller may draw the full amount of the Letter of Credit and the proceeds of the draw will be held by Seller until Buyer provides a replacement Letter of Credit meeting the requirements of this Section 14.3.

(c)Upon (i) satisfaction of the Contingent Parameter-Upper Eagleford and (ii) Seller providing Buyer with written notice forty-eight (48) hours prior to presenting a Letter of Credit to the Qualified LC Issuing Bank, Seller shall either have the right, in its sole discretion, to immediately use, draw upon the Letter of Credit by presenting to the Qualified LC Issuing Bank that issued the Letter of Credit a draw certificate in the form provided in the Letter of Credit, which provides for payment on the second Business Day immediately succeeding the date of presentment; or require Buyer to make such payment in immediately available funds on the second Business Day immediately succeeding the date of request.

ARTICLE XV
PARTICIPATION AND EXPLORATION AGREEMENT

15.1Assumption of Participation and Exploration Agreement.    At Closing, as a principal cause and consideration for Seller entering into this Agreement and in addition to payment of the Initial Consideration Payment,  Buyer agrees to participate in and be governed by the Participation and Exploration Agreement and acknowledges Seller’s retention of fifty percent (50%) of Seller’s rights and obligations to participate in the Area of Mutual Interest as provided under Section 4.1 of the Participation and Exploration Agreement.

ARTICLE XVI
MISCELLANEOUS

16.1Exhibits and Schedules.    All of the Exhibits and Schedules referred to in this Agreement are hereby incorporated into this Agreement by reference and constitute a part of this Agreement.  Each party to this Agreement and its counsel has received a complete set of Exhibits and Schedules prior to and as of the execution of this Agreement.  Seller has or may have set forth information on a Schedule in a section thereof that corresponds to the section of this Agreement to which it relates.  A matter set forth in one section of a Schedule need not be set forth in any other Schedule so long as its relevance to such other section of the Schedule or section of this Agreement is reasonably apparent on the face of the information disclosed therein to the Person to which such disclosure is being made.  The Parties acknowledge and agree that (a) the Schedules to this Agreement may include certain items and information solely for informational purposes for the convenience of Buyer and (b) the disclosure by Seller of any matter in the Schedules shall not be deemed to constitute an acknowledgement by Seller that the matter is required to be disclosed by the terms of this Agreement or that the matter is material.

16.2Expenses and Taxes.

(a)Except as otherwise specifically provided, all fees, costs and expenses incurred by Buyer or Seller in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the party incurring the same, including, without limitation, legal and accounting fees, costs and expenses.

(b)All required documentary, filing and recording fees and expenses, including filing fees, in connection with the filing and recording of the assignments, conveyances or other instruments required to convey title to the Assets to Buyer shall be borne by Buyer.  Seller shall assume responsibility for, and shall bear and pay, all federal income taxes, state income taxes and other similar taxes (including any applicable interest or penalties) incurred or imposed with respect to the transactions described in this Agreement.  Buyer shall assume responsibility for, and shall bear and pay, all sales, use, excise, real property transfer, gross receipts, goods and services, registration, capital, documentary, stamp or other transfer taxes (including any applicable interest, or penalties or additional amounts which may be imposed with respect thereto) incurred by or imposed upon Seller with respect to the transactions described in this Agreement.  Seller shall assume responsibility for, and shall bear and pay, all ad valorem, property, severance, production, and similar taxes and assessments based upon or measured by the ownership of the Assets, the production of Hydrocarbons or the receipt of proceeds therefrom, but exclusive of income taxes (including any applicable penalties and interest) and assessed against the Assets by any taxing authority for any period prior to the Initial Valuation Date, and Buyer shall be responsible for, and shall bear and pay, all such taxes and assessments assessed against the Assets by any taxing authority for any period that begins on or after the Initial Valuation Date.  For purposes of this Agreement, the foregoing proration of ad valorem and property taxes shall be accomplished at the Closing based on the ratio of the number of days in the year prior to (for Seller) and on and after (for Buyer) the Initial Valuation Date to the total number of days in the year as applied to the amount of ad valorem and property taxes for the most recent year for which the amount of such taxes can be finally determined at the Closing.

16.3Assignment.    This Agreement may not be assigned by Buyer or Seller without prior written consent of the other Party.  No assignment of any rights hereunder by Buyer or Seller shall relieve Buyer or Seller of any obligations and responsibilities hereunder.

16.4Joint and Several Liability.    BUYER AND REOIL SHALL BE JOINTLY AND SEVERALLY LIABLE TO SELLER, AND ITS SUCCESSORS AND ASSIGNS, FOR ALL REPRESENTATIONS, WARRANTIES, COVENANTS, OBLIGATIONS, INDEMNITIES AND AGREEMENTS OF BUYER OR REOIL HEREUNDER, AND SELLER, AND ITS SUCCESSORS AND ASSIGNS, MAY AT ITS OPTION ENFORCE THIS AGREEMENT AGAINST ANY OF BUYER OR REOIL.

16.5Preparation of Agreement.    Both Seller and Buyer and their respective counsel participated in the preparation of this Agreement.  In the event of any ambiguity in this Agreement, no presumption shall arise based on the identity of the draftsman of this Agreement.

16.6Publicity.    Seller and Buyer agree not to issue any public statement or press release concerning this Agreement or the transactions contemplated by it (including price or other terms) without the prior written consent of the other party which consent shall not be unreasonably withheld, except for public statements that are required by applicable Law, regulations or on advice of counsel to be made, in which case the party required to make such statement shall provide reasonable prior notice to and consult with the other party regarding the timing and content of the statement before issuing the statement. After the filing of an initial press release in connection with the Closing,  Seller or Buyer may thereafter make public statements or press releases concerning this Agreement, or the transactions contemplated by it, that are required by applicable Law, regulations or on advice of counsel or that are customarily made by Seller or Buyer in public filings with the SEC, in earnings releases, conference calls related thereto or at investor or analysts’ conferences.

16.7Notices.    All notices and communications required or permitted to be given hereunder shall be in writing and shall be delivered personally, or sent by nationally recognized overnight courier, or mailed by U.S. Express Mail or by certified or registered United States Mail with all postage fully prepaid, or sent by facsimile or email transmission (provided any such facsimile or email transmission is confirmed by written confirmation), addressed to the appropriate party at the address for such party shown below or at such other address as such party shall have theretofore designated by written notice delivered to the party giving such notice:

Michael A. McCabe, 281.530.0991 281.530.5278 mmccabe@altamesa.net

If to Seller:	Alta Mesa Eagle, LLC 15021 Katy Freeway, Suite 400 Houston, Texas 77094 Attention: Michael A. McCabe, Phone: 281.530.0991 Fax: 281.530.5278 E-Mail: mmccabe@altamesa.net

If to Buyer:	ReOil Eagle I, LLC 1600 Broadway, Ste 1300 Denver, CO 80202 Attention: Rick Feger Phone: 303.595.5781 E-Mail: rfeger@reoilenergy.com

Any notice given in accordance herewith shall be deemed to have been given when delivered to the addressee in person or by courier, or transmitted by facsimile transmission during normal business hours, or upon actual receipt by the addressee after such notice has either been delivered to an overnight courier or deposited in the United States Mail, as the case may be.  The Parties hereto may change the address, telephone numbers and facsimile numbers to which such communications are to be addressed by giving written notice to the other parties in the manner provided in this Section 16.7.

16.8Removal of Name.    As promptly as practicable, but in any case within thirty (30) days after the Closing Date,  Buyer shall eliminate the names “Alta Mesa Eagle, LLC” and any variants thereof from the Assets acquired pursuant to this Agreement and, except with respect to such grace period for eliminating existing usage, shall have no right to use any logos, trademarks or trade names belonging to Seller or any of its Affiliates.

16.9Further Cooperation.    Without causing any representation or warranty to survive the Closing,  Buyer and Seller shall execute and deliver, or shall cause to be executed and delivered from time to time, such further instruments of conveyance and transfer, and shall take such other actions as any party may reasonably request, to convey and deliver the Assets to Buyer, to perfect Buyer’s title thereto, and to accomplish the orderly transfer of the Assets to Buyer in the manner contemplated by this Agreement, whether before or after the Closing.  If any party hereto receives monies belonging to the other, such amount shall immediately be paid over to the proper party.  If an invoice or other evidence of an obligation is received by a party, which is partially an obligation of both Seller and Buyer, then the Parties shall consult with each other and each shall promptly pay its portion of such obligation to the obligee.

16.10Filings, Notices, and Certain Governmental Approvals.    Promptly after Closing, Buyer shall (a) record the Assignment of the Assets and all federal assignments executed at the Closing in all applicable real property records and/or, if applicable, all state or federal agencies, (b) send notices to vendors supplying goods and services for the Assets of the assignment of the Properties to Buyer and, if applicable, the designation of Buyer as the operator thereof, (c) actively pursue the unconditional approval of all applicable Governmental Authorities of the Assignment of the Assets to Buyer and the designation of Buyer (if applicable), as the operator thereof and (d) actively pursue all other consents and approvals that may be required in connection with the assignment of the Assets to Buyer and the assumption of the liabilities assumed by Buyer hereunder, that shall not have been obtained prior to Closing.  Buyer obligates itself to take any and all action required by any Governmental Authority in order to obtain such unconditional approval, including but not limited to, the posting of any and all bonds or other security that may be required in excess of any applicable or existing lease, pipeline or area-wide bond.

16.11Entire Agreement; Conflicts.    This Agreement, the Exhibits hereto and the Confidentiality Agreement collectively constitute the entire agreement among Seller and Buyer pertaining to the subject matter hereof and supersede all prior agreements, understanding, negotiations and discussion, whether oral or written, of the parties pertaining to the subject matter hereof.  There are no warranties, representations or other agreements among the parties relating to the subject matter hereof except as specifically set forth in this Agreement or the Assignment and other documents expressly contemplated hereby, and neither Seller nor Buyer shall be bound by or liable for any alleged representation, promise, inducement or statements of intention not so set forth.  In the event of a conflict between the terms and provisions of this Agreement and the terms and provisions of any exhibit hereto, the terms and provisions of this Agreement shall govern and control;  provided, however, that the inclusion in any of the exhibits hereto of terms and provisions not addressed in this Agreement shall not be deemed a conflict, and all such additional provisions shall be given full force and effect, subject to the provisions of this Section 16.11 .  Except as otherwise expressly provided in this Agreement, this Agreement may be enforced only against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may be made only against the entities that are expressly identified as parties hereto and no past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, equityholder, agent, attorney or representative of any party hereto shall have any liability for any obligations or liabilities of the Parties to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby or any claim related to tort or contract theories of Law.

16.12Parties in Interest.    The terms and provisions of this Agreement shall be binding upon and inure to the benefit of Seller and Buyer and their respective legal representatives, successors and assigns and no other Person shall have any right, benefit, priority or interest hereunder or as a result hereof or have standing to require satisfaction of the provisions hereof in accordance with their terms.

16.13Amendment.    This Agreement may be amended only by an instrument in writing executed by the Parties hereto against whom enforcement is sought.

16.14Waiver; Rights, Cumulative.    Any of the terms, covenants, representations, warranties or conditions hereof may be waived only by a written instrument executed by or on behalf of the party hereto waiving compliance.  No course of dealing on the part of Seller or

Buyer, or their respective officers, employees, agents or representatives, nor any failure by Seller or Buyer to exercise any of its rights under this Agreement shall operate as a waiver thereof or affect in any way the right of such party at a later time to enforce the performance of such provision.  No waiver by any party of any condition, or any breach of any term, covenant, representation, or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term, covenant, representation or warranty.  The rights of Seller and Buyer under this Agreement shall be cumulative, and the exercise or partial exercise of any such right shall not preclude the exercise of any other right.

16.15Governing Law; Jurisdiction, Venue; Jury Waiver.    This Agreement and the legal relations among the parties shall be governed and construed in accordance with the laws of the State of Texas, excluding any conflicts of law rule or principle that might refer construction of such provisions to the laws of another jurisdiction.  All of the Parties hereto consent to the exercise of jurisdiction in personam by the courts of the State of Texas for any action arising out of this Agreement or the other Transaction Documents.  All actions or proceedings with respect to, arising directly or indirectly in connection with, out of, related to, or from this Agreement or the other Transaction Documents shall be exclusively litigated in courts having situs in Austin, Travis County, Texas.  Each party hereto waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any action, suit or proceeding arising out of or relating to this Agreement.

16.16Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

16.17Counterparts.    This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement.  Any signature hereto delivered by a party by facsimile transmission shall be deemed an original signature hereto.

16.18Closing Over Breaches or Unsatisfied Conditions.    Notwithstanding anything to the contrary contained in this Agreement, if there is a failure of any condition to be satisfied in favor of Buyer or if there is a breach of any representation or warranty or covenant of Seller to the Knowledge of Buyer and Buyer elects to proceed with the Closing, then, except to the extent such failure or breach is described in a written notice signed by Buyer and Seller prior to the Closing Date, the condition that is unsatisfied or the representation, warranty or covenant that is breached at the Closing Date will be deemed waived by Buyer, and, absent a written waiver, the terms of which shall govern, Buyer will be deemed to fully release and forever discharge Seller on account of any and all claims with respect to the same, including any claims for indemnification hereunder or under any Special Warranty, and Buyer agrees not to make, file or bring any claim with respect to such released claims.

16.19Option to Make “Like Kind” Exchange.    At any time prior to Closing, either party (the “Electing Party”) may elect by written notice to the other party to effect a tax free, like-kind exchange, forward or reverse, under Section 1031 of the Code through an escrow agent or other intermediary (in this Section, an “Intermediary”) designated by the Electing Party pursuant to an agreement to be established for purposes of effecting a tax free, like-kind exchange under Section 1031 of the Code.  The other party agrees to cooperate with all reasonable requests of the Electing Party in order to establish and create sufficient documentation to support such federal tax treatment by the Electing Party, provided that the other party shall have no obligation to incur or pay any cost or expense in such connection and the Electing Party shall indemnify and hold the other party harmless from and against all claims and liabilities resulting from such election.

16.20Exclusivity.  Prior to Closing, Seller shall not (a) solicit, initiate, encourage or accept the submission of a proposal or offer from any Person relating to the acquisition of any of the Assets or any substantial portion of the Assets or (b) participate in any negotiations regarding, furnish any information with respect to, or assist any effort or attempt by any person to do or seek any of the foregoing. Seller will notify Buyer immediately if any person makes any proposal or offer with respect to any of the foregoing.

[Signature Pages to Follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first above written.

SELLER:

Alta Mesa Eagle, LLC, a Texas limited liability company
/s/ Harlan H. Chappelle______________
Harlan H. Chappelle
President and Chief Executive Officer

BUYER:

ReOil Eagle I, LLC

By: /s/ John R. Wallace______

Name: John R. Wallace

Title: Manager